Exhibit 10.16

LOAN AGREEMENT
between
THE ENTITIES IDENTIFIED AS BORROWERS PARTY
HERETO,
as Borrowers
THE LENDERS PARTY HERETO,
as Lenders
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent
As of November 30, 2005

Property Locations:
Attached as Exhibit B

(i)

(ii)

(iii)

(iv)

(v)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Legal Description of the Projects
Exhibit B	Location of the Projects
Exhibit C	Form of Promissory Note
Exhibit D	Allocated Loan Amounts
Exhibit E	Form of Assignment and Acceptance
Exhibit F	List of Management Agreements
Exhibit G	Structure Chart
Exhibit H	Reserved
Exhibit I	Form of Interest Rate Protection Pledge
Exhibit J	Defeasance
Schedule 1	Commitments
Schedule 2	Guaranties
Schedule 2.1	Advance Conditions
Schedule 2.3.5	Make Whole Breakage Amount Definitions
Schedule 3.9.3	Northeast Portfolio Projects
Schedule 5.3.4	Lead Based Paint Projects
Schedule 5.3.5	O&M Plan Projects
Schedule 5.3.6	UST Projects
Schedule 5.3.7	Phase II Projects
Schedule 4	Projects
Schedule 9.14	Required Repairs
Schedule 9.17	Post Closing Obligations

(vi)

INDEX OF DEFINED TERMS

Abatement Budget	41
Abatement Plan	41
Abatement Program	41
ACM	42
Additional Advance	1
Additional Costs	24
Adjusted Operating Expenses	1
Adjusted Operating Revenues	1
Administrative Agent	1
Advance Date	1, 22
Affiliate	1
Agreement	1
Allocated Loan Amount	1
Alternate Base Rate	1
Alternate Base Rate Loans	2
Anti-Money Laundering Laws	2
Applicable Lending Office	2
Applicable Percentage	2
Appraisal	2
Asbestos Operations & Maintenance Plans	42
Assignment and Acceptance	2
Assignment of Contracts	2
Assignments of Rents and Leases	3
Bank Secrecy Act	3
Bankruptcy Party	57
Basle Accord	3
Borrower	1
Borrower Party	3
Building	3
Buildings	3
Business Day	3
Capital Improvements Period	19
Capital Improvements Reserve	3
Capital Improvements Shortfall	20
Carve-Out Guaranty	3
Cash Flow Sweep Event	3
Cash Flow Sweep Release	3
Cash on Cash Return	3
Casualty	37
Closing Date	4
Commitment	4
Contract Rate	4
Contribution Agreement	4
Control	4
Convert	4
Cross-Collateral Guaranty	4
Debt	4
Debt Service	5
Debt Service Coverage	5
Default Rate	5
Early Termination Date	29
Environmental Consultant	41
Environmental Laws	39
Eurodollar Business Day	6
Event of Default	56
Expense Fee	34
Federal Funds Rate	5
Financial Institution	5
First Mortgage	5
Form W-8BEN	28
Form W-8ECI	28
Guarantors	5
Guaranty	5
Hazardous Materials	39
Hazardous Materials Indemnity Agreement	5
Interest Rate Protection Agreement	6
Interest Rate Protection Pledge	6
Joinder Loan Documents	6
Lead Based Paint Operations and Maintenance Plan	41
Leases	6
Lender	1
Lenders	1
Libor-based Loans	6
Libor-based Rate	6, 25
Lien	6
Loan Documents	6
Loan Year	7
Loans	6
Lockout Period	18
LTV	7
Majority Lenders	7
Management Agreements	7
Manager Subordination Agreement	7
Managers	7
Maturity Date	7
Maximum Loan Amount	7
Mortgage	7
Mortgage Security Documents	8
Net Cash Flow	8
Net Cash Flow Sweep	29
Net Operating Income	8
Note	8
Note A	8
Note A and Note B Lockout Period	8, 18
Note A Interest Rate	8
Note A Loans	8
Note B	8
Note B Interest Rate	8
Note B Loans	9
Note C	9
Note C Amortization Date	18
Note C Interest Rate	9
Note C Loans	9
Note C Lockout Period	8
OFAC	9
Operating Expenses	9
Operating Revenues	10
Other Income	10
Partial Release	10
Partial Release Amount	10
Partial Release Notice	10

(vii)

Participant	10
Patriot Act	10
Payment Date	11
Payor	11, 22
Permitted Encumbrances	11
Person	11
Pledge and Security Agreement	11
Pledgor	11
Portfolio	11
Potential Default	11
Primary Debt Obligation	11
Prime Rate	11
Principal Repayment Allocations	11
Projects	12
Proposed Lender	12, 28
Recourse Guaranties	12
Regulation D	12
Regulatory Change	12
Release Date	12
Rents	12
Replacement Costs	19
Requesting Lender	12, 28
Required Amount	19
Required Payment	22
Required Payment	12
Required Repairs	12
Second Mortgage	13
Secondary Debt Obligation	13
Secured Guaranty	13
Single Purpose Entity	13
Site Assessment	13
Specially Designated National and Blocked Persons	13
State	13
Substitute Loan	13
Substitute Project	33
Substitution Fee	34
Substitution Request	33
Survey Completion Date	41
Tax and Insurance Escrow Fund	39
Taxes	13
Term	14
Title Policy	14
Type	14
U.S. Person	14, 28
U.S. Taxes	28
Underwritten Expenses	14
Underwritten Income	14

(viii)

LOAN AGREEMENT
This Loan Agreement (together with all exhibits, schedules, and attachments and as hereafter amended, this “Agreement”) is entered into as of November 30, 2005 among each of the entities that is a signatory hereto identified under the caption “BORROWERS” on the signature pages hereof (individually, a “Borrower” and, collectively, the “Borrowers”); each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Administrative Agent” after the date hereof pursuant to Section 12.27.2 (individually, a “Lender” and, collectively, the “Lenders”); and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”).
1. CERTAIN DEFINITIONS
As used herein, defined terms shall have the meanings ascribed to them in the text of this Agreement (refer to the index of defined terms in the Table of Contents) and in addition, the following terms have the meanings indicated:
“Additional Advance” has the meaning assigned in Section 2.1.1.(d).
“Adjusted Operating Expenses” means Underwritten Expenses, as determined and adjusted by Administrative Agent in accordance with its then current audit policies and procedures.
“Adjusted Operating Revenues” means Underwritten Revenues, as determined and adjusted by Administrative Agent in accordance with its then current audit policies and procedures.
“Advance Date” has the meaning assigned in Section 2.7.3.
“Affiliate” means (a) any corporation in which any Borrower or any partner, shareholder, director, officer, member, or manager of any Borrower directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which any Borrower or any partner, shareholder, director, officer, member, or manager of any Borrower is a partner, joint venturer or member, (c) any trust in which any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower is a trustee or beneficiary, (d) any entity of any type that is directly or indirectly owned or controlled by any Borrower or any partner, shareholder, director, officer, member or manager of any Borrower, (e) any partner, shareholder, director, officer, member, manager or employee of any Borrower, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of any Borrower, or (g) any Borrower Party.
“Allocated Loan Amount” means, for any Project, the portion of the principal amount of the Loans allocated to such Project in Exhibit D annexed hereto, as such amount may be increased as provided in Section 2.1.1.
“Alternate Base Rate” means, for any day, a rate per annum equal to the Prime Rate in effect for such day plus one and eight-tenths percent (1.8%) per annum.

“Alternate Base Rate Loans” means the Note C Loans that bear interest at rates based upon the Alternate Base Rate.
“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.
“Applicable Lending Office” means, for each Lender and for each Type of Loan, if applicable, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated on the respective signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrowers as the office by which its Loans and the Loans of each Type are to be made and maintained.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Appraisal” means an appraisal of a Project prepared by a MAI appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder and utilizing customary valuation methods such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.
“Assignment and Acceptance” means an Assignment and Acceptance, duly executed by the parties thereto, in substantially the form of Exhibit E hereto and consented to by Administrative Agent in accordance with Section 12.27.2.
“Assignment of Contracts” means each absolute, first priority Assignments of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the date hereof, by Borrowers for the benefit of Administrative Agent (on behalf of the Lenders), together with all amendments, modifications or supplements thereto, pertaining to an absolute, first priority assignment to Administrative Agent (on behalf of the Lenders) of all of Borrowers’ rights, title and benefits under all agreements, license agreements, permits (including, license building and occupancy permits), approvals, operating contracts, trade names, signage agreements and all service, supply and maintenance contracts relating to the Projects, unless prohibited by law or the express terms of such instruments.

“Assignments of Rents and Leases” means, collectively, the Assignment of Rents and Leases and any other assignments of rents and leases executed by any Borrower for the benefit of Administrative Agent (on behalf of the Lenders), and pertaining to leases of space in the Projects, together with all amendments, modifications and supplements thereto.
“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.
“Basle Accord” means the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.
“Borrower Party” means any Guarantor, any general partner or managing member in any Borrower, and any general partner or managing member in any partnership or limited liability company that is a general partner in or managing member in any Borrower at any level.
“Building” or “Buildings”, as the context requires means each building and the other improvements and appurtenances attendant thereto now or hereafter erected, and all related facilities, amenities, fixtures, equipment and personal property owned by any Borrower with respect thereto located on the real property described on Exhibit A attached hereto and made a part hereof, comprising the Projects.
“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.
“Capital Improvements Reserve” has the meaning attached to such term in Section 2.5 hereof.
“Carve-Out Guaranty” shall mean that certain Guaranty of the Non-Recourse Exceptions, dated as of the date hereof, from Tarragon to Administrative Agent (on behalf of the Lenders) with respect to the exceptions to the non-recourse provisions contained in Section 13.1 hereof, as the same may be modified or amended from time to time.
“Cash on Cash Return” means, as of the date of any calculation, the ratio, expressed as a percentage, of (a) annualized Net Operating Income, to (b) the outstanding principal balance of the Loans.
“Cash Flow Sweep Event” means, at any time (a) during the first Loan Year (i) Cash on Cash Return is less than seven percent (7.0%) or (ii) Debt Service Coverage is less than 1.05:1, (b) during the second Loan Year (i) Cash on Cash Return is less than seven and one half percent (7.50%) or (ii) Debt Service Coverage is less than 1.10:1, (c) during the third Loan Year (i) Cash on Cash Return is less than eight percent (8.0%) or (ii) Debt Service Coverage is less than 1.20:1, (d) during the fourth Loan Year (i) Cash on Cash Return is less than eight and one quarter percent (8.25%) or (ii) Debt Service Coverage is less than 1.25:1, or (e) during the fifth Loan Year (i) Cash on Cash Return is less than eight and one half percent (8.50%) and (ii) Debt Service Coverage is less than 1.30:1.
“Cash Sweep Release” shall mean, at any time after the occurrence of a Cash Flow Sweep Event, that the Cash on Cash Return and Debt Service Coverage shall be at or above the levels identified for the applicable Loan Year in the definition of Cash Flow Sweep Event for a period of at least six (6) consecutive months.
“Closing Date” means the date of the initial funding of the proceeds of the Loans.
“Commitment” means, as to each Lender, the obligation of such Lender to make Loans in the aggregate principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1 under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.27.2, as specified in the respective instrument of assignment pursuant to which such assignment is effected. The original aggregate principal amount of the Commitments is $391,000,000.00.
“Contract Rate” means, (a) with respect to the Note A Loans, the Note A Interest Rate, (b) with respect to the Note B Loans, the Note B Interest Rate, and (c) with respect to the Note C Loans, the Note C Interest Rate.
“Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, among the Guarantors, as the same may have been heretofore modified or may be further modified or amended from time to time.
“Control” means having (either directly or indirectly) primary responsibility to make or veto all material decisions and day-to-day management decisions with respect to the operation, management and disposition of another Person’s assets (including decisions regarding sales, acquisitions and financings). “Control” shall not be deemed diminished solely by the fact that responsibility for day-to-day operating and management functions or leasing activities as are ordinarily handled by a property manager has been delegated by such controlling Person pursuant to an agreement in writing to another Person.
“Convert” “Conversion” and “Converted” refer to a conversion pursuant to the terms of this Agreement of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.
“Cross-Collateral Guaranty” means, collectively, that certain Cross-Collateral Guaranties, dated as of the date hereof, from Tarragon to Administrative Agent (on behalf of the Lenders) with respect to certain cross-collateral aspects of the Loans, as the same may or may be modified or amended from time to time.
“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners and/or members or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Debt Service” means the aggregate interest, principal (if any), and other payments required to be made under the Loans, and on any other outstanding permitted Debt relating to the Projects approved by Administrative Agent for the period of time for which calculated, but excluding any Net Cash Flow paid to Administrative Agent under Section 3.2 hereof.
“Debt Service Coverage” means, for the period of time for which calculation is being made, the ratio of Net Operating Income to Debt Service.
“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Deutsche Bank Trust Company Americas on such Business Day on such transactions as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent.
“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended.
“First Mortgage” means a first Lien priority mortgage, subject to Permitted Encumbrances, deed of trust, deed to secure debt or other real property Lien instrument acceptable to Administrative Agent (as the same may be modified, amended, consolidated, restated, refinanced, or extended) that: (a) is executed and delivered from time to time in favor Administrative Agent (on behalf of the Lenders) in connection with this Agreement or the Loans; (b) encumbers the Project(s) owned by the Borrower executing such First Mortgage; and (c) secures the Primary Debt Obligation of such Borrower and such other sums as are specified in such Notes and in such First Mortgage as being secured thereby.
“Guarantors” means the Persons, if any, executing a Guaranty, including Borrowers and Tarragon.
“Guaranties” collectively means the instruments of guaranty or indemnification, as further described and defined on Schedule 2 attached hereto and made a part hereof, and individually, any one of such Guaranties, as the context shall dictate, as such instruments may be amended or modified from time to time.
“Hazardous Materials Indemnity Agreement” means each Environmental Indemnity Agreement dated as of the date hereof, from Borrowers and Tarragon in favor of Administrative Agent (on behalf of the Lenders) with respect to environmental matters related to the Projects, together with all amendments, modifications and supplements thereto.
“Interest Rate Protection Agreement” has the meaning assigned in Section 9.16.
“Interest Rate Protection Pledge” shall mean a Collateral Assignment of Interest Rate Protection Agreement substantially in the form attached hereto as Exhibit I, to be executed, dated and delivered by Borrowers and the counterparty under the applicable Interest Rate Protection Agreement in favor of Administrative Agent (on behalf of the Lenders) at any time Borrowers are required to enter into an Interest Rate Protection Agreement, which Collateral Assignment of Interest Rate Protection Agreement shall provide for, among other things, the assignment to Administrative Agent (on behalf of the Lenders) of all of Borrowers’ right, title and interest in and to any such Interest Rate Protection Agreement, as the same may be modified, supplemented or amended.
“Joinder Loan Documents” has the meaning attached to such term in Section 3.10 hereof.
“Leases” means all written rights to use or occupy any portion of the Projects.
“Libor-based Loans” means Loans evidenced by Note C that bear interest at rates based on rates referred to in the definition of “Libor-based Rate.”
“Libor-based Rate” means the U.S. Dollar rate (rounded upward to the nearest one-one hundredth of one percent) listed on page 3750 (i.e., the Libor page) of the Telerate News Services titled “British Banker Association Interest Settlement Rates” for a designated maturity of one (1) month determined as of 11:00 a.m. London Time on the second (2nd) full Eurodollar Business Day next preceding the first day of each month with respect to which interest is payable under the Loans attributable to Note C (unless such date is not a Business Day in which event the next succeeding Business Day will be used). If the Telerate News Services (i) publishes more than one (1) such Libor-based Rate, the average of such rates shall apply, or (ii) ceases to publish the Libor-based Rate, then the Libor-based Rate shall be determined from such substitute financial reporting service as Lender in its discretion, shall determine. “Eurodollar Business Day” means any day on which banks in the City of London are generally open for interbank or foreign exchange transactions.
“Lien” means any interest, or claim thereof, in any Project securing an obligation owed to, or a claim by, any Person other than the owner of such Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting any Project.
“Loans” means, collectively, the Note A and Note B Loans and the Note C Loans made by the Lenders to Borrowers under this Agreement and all other amounts secured by the Loan Documents.
“Loan Documents” means: (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Pledges, (e) any letter of credit provided to Administrative Agent in connection with the Loans, (f) the

Mortgages, (g) the Assignments of Rents and Leases, (h) the Assignments of Contracts, (i) the Manager Subordination Agreements, (j) Uniform Commercial Code financing statements, (k) such assignments of management agreements, contracts and other rights as requested by Administrative Agent, (l) the Hazardous Materials Indemnity Agreement, (m) the Interest Rate Protection Pledge, (n) all other documents evidencing, securing, governing or otherwise pertaining to the Loans, and (o) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.
“Loan Year” means (a) for the first Loan Year, the period between the date hereof and November 30, 2006, and (b) each consecutive twelve month calendar period after the first Loan Year until the Maturity Date.
“LTV” means, as of any date of determination, the ratio, expressed as a percentage, of (a) the outstanding principal balance of the Loans as of such date to (b) the value of the Projects as of such date, as determined in Administrative Agent’s sole and absolute discretion.
“Majority Lenders” means Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least sixty-six and two-thirds percent (66 2/3%) of the Commitments.
“Make Whole Breakage Amount” means the amount resulting from the calculation set forth in Schedule 2.3.5 attached hereto.
“Management Agreements” means those certain management agreements described in Exhibit F attached hereto between Managers and Borrowers with respect to the management of the Projects by the Managers, together with any management agreements entered into with future Managers in accordance with the terms of this Agreement.
“Managers” means the Persons identified as property managers in Exhibit F attached hereto, which are initially the managers of the Projects under the Management Agreements, together with any successor property managers appointed for any of the Projects in accordance with the terms of this Agreement.
“Manager Subordination Agreement” means each of the Manager’s Consent and Subordination of Management Agreements, dated as of the date hereof, among Borrowers, Managers and Administrative Agent (on behalf of the Lenders), together with all amendments, modifications and supplements thereto.
“Maturity Date” means the earlier of (a) November 30, 2012, or (b) any earlier date on which the Loans are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
“Maximum Loan Amount” means the amount of Three Hundred Ninety-One Million Dollars and No/100s ($391,000,000).
“Mortgage” means each First Mortgage and Second Mortgage and any other deed of trust, deed to secure debt or similar agreement executed by any Borrower in favor of Administrative Agent (on behalf of the Lenders) covering any Project and any amendments, modifications, renewals, substitutions, consolidations, severances and replacements thereof.

“Mortgage Security Documents” means, collectively, the Mortgages, the UCC financing statements, the Subordinations of Management Agreement and any other document or instrument securing the obligations secured or intended to be secured by the Mortgage, together with any rider, addendum or amendment thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Net Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service, and (c) any actual payment into impounds, escrows, or reserves required by Administrative Agent, except to the extent included within the definition of Operating Expenses.
“Net Operating Income” means the amount by which Adjusted Operating Revenues exceed Adjusted Operating Expenses.
“Notes” means collectively, each Note A, each Note B and each Note C of even date herewith as provided for in Section 2.1.4 and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be consolidated, replaced, severed, modified, amended or extended from time to time.
“Note A” shall mean, collectively, those certain notes or note denominated “Note A” dated concurrently with this Agreement, executed by each Borrower to the order of the Lender named therein, in the aggregate original principal amount of $305,000,000, as the same may be consolidated, replaced, severed, modified, amended or extended from time to time. Each Note A shall constitute a “Note” for all purposes under this Agreement and the other Loan Documents.
“Note A and Note B Lockout Period has the meaning assigned in Section 2.3.5.
“Note C Lockout Period has the meaning assigned in Section 2.3.5.
“Note A Interest Rate” means (a) with respect to Loans evidenced by Note A and advanced as of the Closing Date, a rate of interest equal to five and seven hundred seventy-eight thousandths percent (5.778%) per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (b) with respect to any Additional Advance, a rate of interest per annum equal to the Treasury Rate plus one and thirty-three hundredths percent (1.33%) (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
“Note A Loans” means the Loans made to Borrowers evidenced by Note A and bearing interest at the Note A Interest Rate.
“Note B” shall mean, collectively, those certain notes or note denominated “Note B” dated concurrently with this Agreement, executed by each Borrower to the order of the Lender named therein, in the aggregate original principal amount of $66,000,000, as the same may be consolidated, replaced, severed, modified, amended or extended from time to time. Each Note B shall constitute a “Note” for all purposes under this Agreement and the other Loan Documents.
“Note B Interest Rate” means (a) with respect to Loans evidenced by Note B and advanced as of the Closing Date, a rate of interest equal to six and seven hundred thirty-four thousandths percent (6.734%) per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate); and (b) with respect to any Additional Advance, a rate of interest per annum equal to the Treasury Rate plus two and two hundred and eighty-six thousandths percent (2.286%) (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
“Note B Loans” means the Loans made to Borrowers evidenced by Note B and bearing interest at the Note B Interest Rate.
“Note C” shall mean, collectively, those certain notes or note denominated “Note C” dated concurrently with this Agreement, executed by each Borrower to the order of the Lender named therein, in the aggregate original principal amount of $20,000,000, as the same may be consolidated, replaced, severed, modified, amended or extended from time to time. Each Note C shall constitute a “Note” for all purposes under this Agreement and the other Loan Documents.
“Note C Interest Rate” means, with respect to Loans evidenced by Note C, a rate of interest per annum equal to four and one half percent (4.50%) in excess of the Libor Rate, provided however, that, subject to the provisions of Section 2.7 at such time that the Loans evidenced by Note C are Alternate Base Rate Loans, the interest rate for such Alternate Base Rate Loans shall be equal to the Alternate Base Rate (or, in each case, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
“Note C Loans” means the Loans made to Borrowers evidenced by Note C and bearing interest at the Note C Interest Rate.
“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.
“Operating Expenses” means the following: all reasonable and necessary expenses of operating the Projects in the ordinary course of business that are paid in cash by Borrowers and that are directly associated with and fairly allocable to the Projects for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, regularly scheduled tax impounds paid to Administrative Agent, maintenance costs, management fees and costs not to exceed three percent (3%) of Operating Revenues, accounting, legal, and other professional fees, fees relating to environmental and Net Cash Flow and Net Operating Income audits, and other expenses incurred by Administrative Agent and reimbursed by Borrower under this Agreement and the other Loan Documents, deposits to any capital replacement reserves required by Administrative Agent, wages, salaries, and personnel expenses, but excluding Debt Service, capital expenditures, any of the foregoing expenses that are paid from deposits to cash reserves previously included as Operating Expenses, any payment or expense for which any Borrower was or is to be reimbursed from proceeds of the Loans or insurance or by any third party, and any non-cash charges such as depreciation and amortization. Any management fee or other expense payable to any Borrower or to an Affiliate of any Borrower shall be included as an Operating Expense only with Administrative Agent’s prior approval. Administrative Agent hereby approves the management fee payable to Manager, provided that each such fee is and remains equal to or less than three percent (3%) of Operating Revenues relating to the applicable Project, and approves the inclusion of such fee in Borrowers’ calculation of Operating Expenses. Operating Expenses shall not include federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Projects.

“Operating Revenues” means the following: all cash receipts of Borrowers from operation of the Projects or otherwise arising in respect of the Projects after the date hereof that are properly allocable to the Projects for the applicable period, including receipts from Leases and parking agreements, concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, proceeds of any loans (other than the Loans and any refinancing of the Loans) obtained by any Borrower after the date hereof that are secured by the Projects (less only reasonable and customary expenses incurred in procuring and closing such loan and actually paid in cash to individuals or entities other than a Borrower or any Affiliate of any Borrower and without implying any consent of Administrative Agent to the granting of any security for any such loans), withdrawals from cash reserves (except to the extent any operating expenses paid therewith are excluded from Operating Expenses), but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, and proceeds from a sale or other disposition, casualty or condemnation.
“Other Income” means, for any period of determination, the then current audited income received from sources other than Rent, as determined by Administrative Agent’s then current audit policy, including, without limitation, storage rentals or payments, parking income, pet fees, application fees, laundry fees, vending fees, provided that such income has been collected consistently for at least each of the most recent three (3) years (or, in Administrative Agent’s discretion, such shorter time which is sufficient in Administrative Agent’s discretion to demonstrate the consistency of such income). Notwithstanding the foregoing, “Other Income” shall not include, at Administrative Agent’s discretion, (a) interest income or (b) fifty percent (50%) of negative event income (i.e., late fees, termination payments and forfeited security deposits).
“Partial Release ”has the meaning assigned in Section 3.9.
“Partial Release Amount” means, except as otherwise set forth in Section 3.9.3(b), with respect to any Project, an amount of immediately available funds sufficient to pay the aggregate of the following:
(A)	one hundred fifteen percent (115%) of the Allocated Loan Amount for the Project proposed to be released (or, in the case of a Partial Release involving more than one (1) Project, the aggregate of the Allocated Loan Amounts for the Projects proposed to be released) (which amount shall be equal to (i) one hundred percent (100%) of the Allocated Loan Amount of such Project(s) (the “Par Amount”) plus (ii) fifteen percent (15%) of the Allocated Loan Amount of such Project(s) (the “Acceleration Payment”); and

(B)	all amounts due under Section 2.3.4 in connection with the payment described in clause (A) above.
“Partial Release Notice” has the meaning assigned in Section 2.9.
“Participant” has the meaning assigned in Section 12.27.3.
“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.

“Payment Date” means January 1, 2006, and the first day of each month thereafter during the Term.
“Payor” has the meaning assigned in Section 2.6.3.
“Permitted Encumbrances” has the meaning set forth in the Mortgages.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
“Pledges” means collectively the Pledge and Security Agreements, each dated as of the date hereof, for the benefit of Administrative Agent (on behalf of the Lenders) from the Pledgors pursuant to which each of the pledgors thereunder pledge to Administrative Agent (on behalf of the Lenders) all of its then respective direct or indirect interest in one or more Borrowers, including, without limitation, the rights to receive all distributions made by, and profits earned by, one or more Borrowers as all of the foregoing may have been or may hereafter be further amended or modified from time to time.
“Pledgor” means each of Ansonia MezzCo, a Delaware limited liability company, Vintage National, Inc., a Texas corporation, Stewart Square National, Inc., a Nevada corporation, Woodcreek Garden Apartments, a California limited partnership, and Tarragon Woodcreek, Inc., a Nevada corporation, in their capacities as pledgors under the Pledges.
“Portfolio” means the portfolio of Projects listed under the column “Project” on Schedule 4, and all Projects securing all Substitute Loans made as permitted hereunder, if any.
“Potential Default” means the occurrence of any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Primary Debt Obligation” means, with respect to any Borrower, the amount equal to the maximum principal amount of the Notes executed by such Borrower.
“Prime Rate” means the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large United States money center commercial banks (whether or not such rate has actually been charged by any such bank) from time to time. If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by Deutsche Bank Trust Company Americas (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the prime or base rate charged by a large United States commercial bank selected by the Administrative Agent to its most creditworthy large corporate borrowers.
“Principal Repayment Allocations” means, in connection with any repayment on account of the principal amount of the Loans, so long as no Event of Default exists, an allocation of such repayment among the Notes as follows:

          (a) Subject to the provisions of Section 3.9.3, if such repayment arises from a Partial Release, casualty, condemnation, failure of title or other event affecting a specific Project (“Project Proceeds”), then such repayment shall be applied first against the Notes executed by the Borrower whose Project was affected thereby and thereafter to reduce the amount of the various Notes in proportion to their then relative principal balances; and
          (b) If such repayment arises from mandatory amortization or any source other than Project Proceeds, then such repayment shall be applied to reduce the principal balances of the applicable Notes (as determined in accordance with Section 3.9.3) in proportion to their then relative principal balances.
“Projects” means the apartment Projects listed on Schedule 4 attached hereto and made a part hereof and shall also be deemed to include the projects which secure, to the extent outstanding, all Substitute Loans made as permitted hereunder, if any.
“Proposed Lender” has the meaning assigned in Section 2.8.7.
“REA” means each agreement executed by a Borrower or a predecessor in interest with regard to a Project pursuant to which such Borrower, as the owner of such Project, and other owners and/or operators of real property adjacent to such Project set forth the terms and conditions regarding reciprocal easements, the management and operation of a planned development in which such Project is located, and other similar matters, together with other similar agreements.
“Recourse Guaranties” means collectively the Cross-Collateral Guaranty and the Carve-Out Guaranty.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Regulatory Change” means any change after the date hereof in federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including Administrative Agent of or under any federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Release Date” has the meaning assigned in Section 3.9.1.
“Rents” means, collectively, rents and all other sums due Borrowers under the Leases.
“Requesting Lender has the meaning assigned in Section 2.8.7.
“Required Payment” has the meaning assigned in Section 2.7.3.
“Required Repairs” means the immediate maintenance, repairs, and/or remedial or corrective work as more particularly described on Schedule 9.14, attached hereto and made a part hereof.

“Second Mortgage” means a mortgage, deed of trust, deed to secure debt or other real property lien instrument acceptable to Administrative Agent (as the same may be modified, amended, consolidated, restated, refinanced, or extended) that: (a) is executed and delivered from time to time in favor of Administrative Agent (on behalf of the Lenders) in connection with this Agreement or the Loans; (b) encumbers the Project(s) owned by the Borrower executing such Second Mortgage; (c) secures the Secured Guaranty executed by such Borrower; ] and (d) is subordinate in Lien, subject to Permitted Encumbrances, priority only to the First Mortgage encumbering such Project(s).
“Secondary Debt Obligation” means, with respect to any Borrower, the Primary Debt Obligations of all of the other Borrowers, other than the Primary Debt Obligation of such Borrower.
“Secured Guaranty” means each Guaranty identified as a Secured Guaranty on Schedule 2 attached hereto.
“Single Purpose Entity” means a Person (other than an individual, a government, or any agency or political subdivision thereof), which exists solely for the purpose of owning one or more Projects, conducts business only in its own name, does not engage in any business or have any assets unrelated to one or more Projects, or interests in another Project owning entity, does not have any indebtedness other than as permitted by this Agreement, has its own separate books, records, and accounts (with no commingling of assets), holds itself out as being a Person separate and apart from any other Person, and observes corporate and partnership formalities independent of any other entity, and which otherwise constitutes a single purpose, bankruptcy remote entity as determined by Administrative Agent.
“Site Assessment” means an environmental engineering report for a Project prepared by an engineer engaged by Administrative Agent at Borrowers’ expense, and in a manner satisfactory to Administrative Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project in question, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice.
“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.
“State” means, with respect to any Project, the State or Commonwealth in which such Project is located.
“Substitute Loan” means a new loan or a modification of the Loans pursuant to Section 3.10 hereof.
“Tarragon” means Tarragon Corporation, a Nevada corporation.
“Taxes” has the meaning attached to such term in Section 9.2 hereof.

“Term” means the period beginning on the date hereof and ending upon the Maturity Date of the Loans or upon any accelerated maturity of the Loans in accordance with the provisions of the Loan Documents.
“Title Policy” means, an ALTA mortgagee’s title insurance policy for a Project, as more particularly described in Part A of Schedule 2.1 attached hereto and made a part hereof.
“Treasury Rate” shall mean (a) as used in the calculation of Make Whole Breakage Amount, (i) with respect to the Loans advanced as of the Closing Date, four and four hundred forty-eigth thousands percent (4.448%), and (ii) with respect to each Additional Advance, the Treasury Rate applicable thereto pursuant to clause (b) of this definition; and (b) as used in clause (b) of the definitions of Note A Interest Rate and Note B Interest Rate, a rate determined by Administrative Agent as of the date of such calculation equivalent to the yield, calculated by linear interpolation (rounded to two decimal places), on U.S. Treasury Security as quoted in the Wall Street Journal having maturities as close as possible to the remaining term of the Loans. If the Wall Street Journal (i) quotes more than one such seven year U.S. Treasury Security, the highest of such quotes shall apply, or (ii) ceases to publish such quotes, the seven year U.S. Treasury Security shall be determined from such substitute financial reporting service or source as Lender in its discretion shall determine.
“Type” has the meaning assigned in Section 2.1.
“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.
“Underwritten Expenses” means the calculation of the last twelve (12) months rolling expenses adjusted for non-recurring items, the management fee (which fee is subject to the limitations set forth in this Agreement), replacement reserves as determined by Administrative Agent’s engineer, and current or stabilized real estate taxes and insurance premiums. Administrative Agent may in its discretion, make adjustments to the foregoing method of calculation from time to time.
“Underwritten Income” means, for any period of determination, the sum of (a) the then current (as reflected by the rent rolls, certified by Borrowers) audited gross potential income (which income shall be the sum that is equal to the number of leased and Rent-producing units at the Projects plus the number of non-income producing units (i.e. without limitation, units that are vacant, used for employees, under Rent concessions, or are display units) multiplied by twelve (12) multiplied by the average of the last twelve (12) months average economic occupancy percentage (such percentage to be a function of rental unit income received divided by gross potential income) with further adjustments to be made for units rented above prevailing market rent as well as for current Rent concessions being offered at the Projects, plus (b) Other Income. Notwithstanding the foregoing, average economic occupancy will not exceed the lesser of ninety-five percent (95%), average market occupancy rates, or actual average economic occupancy. Administrative Agent may in its discretion, make adjustments to the foregoing method of calculation from time to time.

2. THE LOAN
2.1 General. Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans to Borrowers in Dollars in an aggregate principal amount up to but not exceeding the amount of the Commitment of such Lender. The Loans shall be funded in one or more advances and repaid in accordance with this Agreement. Loans applicable to Note C hereunder are distinguished by “Type.” The “Type” of a Loan refers to whether such Loan is an Alternate Base Rate Loan or a Libor-based Loan, each of which constitutes a Type.
     2.1.1 Advances.
          (a) Initial Advance of the Note A Loans and Note B Loans. The initial advance of the Note A Loans and Note B Loans, in the aggregate amount of up to $371,000,000.00, shall be made ratably by the Lenders to the Borrowers in accordance with the respective Allocated Loan Amounts of the Project(s) owned by each Borrower upon Borrowers’ satisfaction of the conditions to initial advance described in Schedule 2.1.
          (b) Initial Advance of Note C Loans. The initial advance of the Note C Loans, in the aggregate amount of up to $20,000,000.00, shall be made ratably by the Lenders to the Borrowers in accordance with the respective Allocated Loan Amounts of the Project(s) owned by each Borrower upon Borrowers’ satisfaction of the conditions to initial advance described in Schedule 2.1.
          (c) Reserved.
          (d) Additional Advances of Note A and Note B. In any of the first (1st), second (2nd), third (3rd) or fourth (4th) Loan Years, Borrowers shall be permitted to request (and, subject to the terms and conditions of this Section 2.1 and Borrowers’ satisfaction of the terms and conditions set forth in Part B of Schedule 2.1 hereto, each of the Lenders severally agrees to advance its Applicable Percentage of) up to two (2) additional advances of the Loans per Loan Year (each such additional advance, an “Additional Advance”) in an aggregate principal amount, taking into account all additional advances under the Note A and Note B in such Loan Year and in all prior Loan Years, not to exceed Twenty Million Dollars ($20,000,000.00). Any such Additional Advance shall be made ratably to the Borrowers in accordance with the respective Allocated Loan Amounts of the Project(s) owned by each Borrower and shall be used (i) first, at all times while there is any balance on Note C, solely by Borrowers to pay down the principal balance of Note C and (ii) second, provided that Note C has been paid in full, to Borrowers, and in each case, shall be made in accordance with a written request of the Borrowers containing the Borrowers’ wire transfer instructions and the other information required by Schedule 2.1 (an “Additional Advance Request”). Without limiting the generality of the foregoing, each Lender’s obligation to fund its Applicable Percentage of any Additional Advance is subject to Administrative Agent’s verification, based upon audits of Net Operating Income for periods ending not more than sixty (60) days prior to the date of the proposed Additional Advance, of the then Net Operating Income, Debt Service Coverage and Cash on Cash Return. Upon verifying that Borrowers have satisfied or failed to satisfy the Additional Advance conditions set forth in Part B of Schedule 2.1, Administrative Agent shall so notify the Borrowers and the Lenders and, if the Additional Advance conditions have been satisfied, the Lenders shall each make their respective Applicable Percentages of the requested Additional Advance available to the Borrowers on the date specified by Administrative Agent in such notice to the Borrowers and the

Lenders, which date shall be the first Payment Date immediately following the date on which such notice is given. For the avoidance of doubt: (a) no Additional Advance may be used for any other purpose than to repay the principal balance on Note C unless and until Note C has been repaid in full, and nothing in this Section 2.1.1(d) shall be construed as to permit the making of an Additional Advance for purposes of repaying all or any portion of Note C prior to the end of the Note C Lockout Period; (b) in determining the amount of any Additional Advance hereunder, after Borrowers have satisfied all of the Additional Advance conditions set forth herein and in Part B of Schedule 2.1, each Additional Advance by the Lenders hereunder shall be reduced by an amount equal to the reduction in the outstanding principal amount of the Loans attributed to the cumulative Acceleration Payment(s) on account of each Partial Release made pursuant to Section 3.9.1; and (c) in no event shall the outstanding principal balance of the Loans hereunder at any time exceed the Maximum Loan Amount. Amounts borrowed hereunder and repaid may not be reborrowed.
     2.1.2 Lending Offices. The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.
     2.1.3 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.
     2.1.4 Notes.
          (a) Loan Notes. The Loans made by each Lender shall be evidenced by its Note(s) substantially in the form of Exhibit C, payable to such Lender in a principal amount equal to the product of (x) such Lender’s Applicable Percentage and (y) the aggregate Allocated Loan Amount for the Projects owned by such Borrower, and otherwise duly completed.
          (b) Endorsements on Notes. The date, amount, Type and interest rate of each Loan made by each Lender to each Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of the Note(s) held by it, endorsed by such Lender on the schedule attached to such Note(s) or any continuation thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of such Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of such Loans.
          (c) Substitution, Exchange and Subdivision of Notes. Each Lender shall be entitled to have its Note(s) substituted or exchanged or subdivided for promissory notes of lesser denominations, from time to time in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Notes pursuant to Sections 12.10, 12.12 or 12.27 (and, if requested by any Lender, each Borrower agrees to so substitute or exchange any Notes and enter into note splitter agreements in connection therewith).
          (d) Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon the applicable Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of such Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to the applicable Borrower, such Borrower shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.
2.2 Interest Rate; Late Charge.
     2.2.1 Interest Rate. The outstanding principal balance of the Loans (including any amounts added to principal under the Loan Documents) shall bear interest at the Contract Rate. Interest owing for each month shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the first day of such month (or, for the initial advance, from the date of such advance). Principal and other amortization payments shall be applied to the balance of the Loans as and when actually received.
     2.2.2 Late Charge. If Borrowers fail to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrowers shall pay to Administrative Agent (on behalf of the Lenders) a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to the five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The foregoing late charge is intended to compensate Administrative Agent and the Lenders for the expenses incident to handling any such delinquent payment and for the losses incurred by Administrative Agent and the Lenders as a result of such delinquent payment. Borrowers agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Administrative Agent and the Lenders will incur by reason of late payment. Borrowers and Administrative Agent and the Lenders further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent Administrative Agent and the Lenders from exercising any other rights or remedies available to Administrative Agent and the Lenders. While any Event of Default exists, the Loans shall bear interest at the Default Rate.
2.3 Terms of Payment. The Loan shall be payable as follows:
     2.3.1 Interest. Commencing on the first Payment Date, Borrowers shall pay interest with respect to each Note in arrears on the first Business Day of each month until all amounts due under the Loan Documents are paid in full.
     2.3.2 Note A and Note B Principal Amortization. With respect to the Note A Loans and Note B Loans, collectively, commencing on the first Payment Date of the sixth (6th) Loan Year (the “Note A and Note B Principal Amortization Date”) and continuing on each Payment Date until the Maturity Date, in addition to the payment of interest as provided in Section 2.3.1 hereof and any other sums required to be paid to the Lenders by Borrowers hereunder, Borrowers shall pay to the Lenders, pro rata among the Note A Loans and Note B Loans, monthly principal payments in sufficient amounts so as to amortize the aggregate outstanding principal balance of the Note A Loans and the Note B Loans over a twenty-five (25) year period commencing on the Note A and Note B Principal Amortization Date, as determined by Administrative Agent based on the aggregate amount of the Note A Interest Rate and the Note B Interest Rate then in effect; and

     2.3.3 Note C Principal Amortization. On the first Payment Date (the “Note C Amortization Date”), and on each subsequent Payment Date until the earlier to occur of: (i) the Maturity Date or (ii) the date the principal amount of the Note C Loans has been paid in full, in addition to the payment of interest as provided in Section 2.3.1 hereof and any other sums required to be paid to the Lenders by Borrowers hereunder, Borrowers shall pay to the Lenders monthly principal payments in sufficient amounts so as to amortize the outstanding principal balance from time to time of the Note C Loans over a twenty-five (25) year period commencing on the Note C Amortization Date, as calculated by Administrative Agent monthly based on the Note C Interest Rate then in effect. In the event any Additional Advance(s) are made pursuant to Section 2.1.1(a) hereunder to prepay the Note C Loans after the Note C Amortization Date, Administrative Agent shall in its own discretion, at the time of such Additional Advance, adjust the required monthly amortization payments required under this Section 2.3.3 to take account of such Additional Advance and reduction of the balance of the Note C Loans. Administrative Agent’s determination of the amount of the monthly amortization payments to be made by Borrowers under this Section 2.3.3 shall be reasonably calculated and conclusive absent demonstrable error.
     2.3.4 Maturity. On the Maturity Date, Borrowers shall pay to Administrative Agent (on behalf of the Lenders) all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents.
     2.3.5 Prepayment of Loan.
          (a) Note A Loans and Note B Loans. The Note A Loans and Note B Loans are closed to prepayment, in whole or in part, during the first two (2) Loan Years (the “Note A and Note B Lockout Period”). Thereafter, upon not less than thirty (30) days’ prior written notice to Administrative Agent, Borrowers may prepay any of the Loans, in whole but not in part, upon payment of a prepayment premium equal to the Make Whole Breakage Amount, calculated as provided in Schedule 2.3.5, except that no premium shall be due if the Note A Loans and Note B Loans are repaid during the forty-five (45) day period prior to the scheduled Maturity Date. If the Note A Loans and Note B Loans are accelerated during the Lockout Period for any reason other than casualty or condemnation, Borrowers shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium (the “Prepayment Premium”) equal to five percent (5%) of the outstanding balance of the Loans plus the Make Whole Breakage Amount. Without limiting the foregoing, Borrowers shall have the right to defease all or a portion of the Loans in accordance with Exhibit J attached hereto after the Note A and Note B Lockout Period and the Note C Lockout Period.
          (b) Note C Loans. The Note C Loans are closed to prepayment, in whole or in part, during the first eighteen months of the Term (the “Note C Lockout Period”). Thereafter, upon not less than thirty (30) days’ prior written notice to Administrative Agent, Borrowers may prepay the Note C Loans, in whole or in part.
     2.3.6 No Make Whole Breakage. Notwithstanding anything to the contrary in Section 2.3, No Make Whole Breakage Amount shall be applicable to prepayments of the Loans pursuant to Sections 2.3.2., 2.3.3, 2.3.5 or 3.1.

     2.3.7 Loans Continue if Prepayment Not Made. If after providing Administrative Agent with notice of its intention to prepay any of the Loans on a date certain, Borrowers fail to prepay any of the Loans on such date, (1) such notice of prepayment shall be deemed rescinded, and (2) the Loans shall continue without Potential Default or Event of Default by reason of such failure provided that Borrowers pay to Administrative Agent and the Lenders the out-of-pocket fees and expenses and, with respect to Note C only, breakage costs incurred by Administrative Agent and the Lenders as a result of such failure by Borrowers, if any.
     2.3.8 Application of Payments. All payments received by Administrative Agent under the Loan Documents shall be applied: first, to any fees and expenses due to Administrative Agent and the Lenders under the Loan Documents; second, to any Default Rate interest or late charges; third, to accrued and unpaid interest; fourth, to amounts owed under any reserves or escrows required by Administrative Agent; and fifth, to the principal sum and other amounts due or outstanding under the Loan Documents, as Administrative Agent shall determine.
2.4 Security. The Loans shall be secured by, among other things, the Mortgages, the Assignments of Rents and Leases, the Pledges, the Guaranties and the other Loan Documents. As further security for the Loans, Borrowers agree to fund the:
     2.4.1 Tax and Insurance Escrow Fund in accordance with Section 4.4 hereof;
     2.4.2 Capital Improvements Reserve in accordance with Section 2.5 below; and
     2.4.3 Required Repairs Reserve in accordance with Section 2.6 below.
2.5 Capital Improvements Reserve.
     2.5.1 During each Loan Year, Borrowers shall be obligated to spend with respect to the Projects, an amount (the “Required Amount”) equal to (a) for the period commencing on the Closing Date and ending on December 31, 2006 (the “Initial Capital Improvements Period”), the sum of $301.00 per rental unit at the Projects out of Operating Revenues; and (b) thereafter, for each twelve (12) month period during the Term commencing on January 1 and ending on December 31 of the each calendar year (each such twelve-month period, together with the Initial Capital Improvements Period, a “Capital Improvements Period”), $278.00 per rental unit at the Projects out of Operating Revenues. The Required Amount for each Capital Improvements Period shall be used to pay the costs of replacing furnishings, fixtures and equipment at the Projects and making such capital repairs and replacements to the Projects as are necessary to continue the present use thereof as a top quality apartment complex in good repair (excluding, however, the customary costs of ongoing maintenance at the Projects) (collectively, “Replacement Costs”). Expenditures for Replacement Costs shall be made subject to and in accordance with an annual budget prepared by Borrowers and reviewed and approved by Administrative Agent in accordance with this Agreement, or shall otherwise be made only with the prior written approval of Administrative Agent in its sole discretion. Borrowers shall submit to Administrative Agent no later than the fifteenth (15th) day of the last calendar month of each Capital Improvements Period a list of Replacement Costs expended during such Capital Improvements Period, together with reasonable supporting documentation therefor.

     2.5.2 If any Borrower expends less than the Required Amount for Replacement Costs in any Capital Improvements Period (a “Capital Improvements Shortfall”), then in such event such Borrower shall be obligated to deposit such Capital Improvements Shortfall into an account held by Administrative Agent (the “Capital Improvements Reserve”) no later than the fifteenth (15th) day of the next Capital Improvements Period. To the extent any Borrower, in any Capital Improvements Period, pays the Required Amount for Replacement Costs and thereafter incurs additional Replacement Costs, it may use funds in the Capital Improvements Reserve, if any, to pay for such additional Replacement Costs. The Capital Improvements Reserve shall be an interest bearing account held by Administrative Agent (on behalf of the Lenders) and may be commingled with Administrative Agent’s own funds. Borrowers hereby grant to Administrative Agent (on behalf of the Lenders) a security interest in the Capital Improvements Reserve. While an Event of Default or a Potential Default exists, Administrative Agent shall not be obligated to permit advances to Borrowers of the Capital Improvements Reserve, and while an Event of Default exists, Administrative Agent shall be entitled, without notice to Borrowers, to apply any funds in the Capital Improvements Reserve to satisfy Borrowers’ obligations under the Loan Documents. The Capital Improvements Reserve shall be advanced to Borrowers to reimburse Borrowers for Replacement Costs incurred by Borrowers during the applicable Capital Improvements Period in accordance with the budget reviewed and approved by Administrative Agent as described in the preceding clause (a) or in accordance with the provisions of Schedule 2.1 Part D, attached hereto and made a part hereof, or as otherwise approved by Administrative Agent, but only after Borrowers have expended the Required Amount for such Capital Improvements Period from their own funds. The Capital Improvements Reserve shall be advanced in accordance with the provisions of Schedule 2.1 Parts C and D, attached hereto, and shall not in any event be disbursed for the financing of any of the Required Repairs.
2.6 Required Reserves.
     2.6.1 Completion of Required Repairs. Borrowers shall perform and complete each item of the repairs and environmental remedial work at the Projects described on Schedule 9.l4 hereto (the “Required Repairs”) within twelve (12) months of the date hereof or such shorter period of time for such item set forth on Schedule 9.14 hereto.
     2.6.2 Escrow. On the date hereof, Borrowers shall deposit with Administrative Agent the aggregate amount set forth on Schedule 9.14 hereto as being required to complete the Required Repairs and Administrative Agent shall cause such amount to be transferred to an interest bearing account (the “Required Repairs Reserve”). Provided no Potential Default or Event of Default shall have occurred and is continuing, Administrative Agent shall disburse funds held in the Required Repairs Reserve to the applicable Borrower, within fifteen (15) days after the delivery by a Borrower to Administrative Agent of a request therefor (but not more often than once per month), in increments of at least $10,000, accompanied by the following items (which items shall be in form and substance satisfactory to Administrative Agent): (i) a certificate from such Borrower (A) certifying that the Required Repairs or any portion thereof which are the subject of the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable legal requirements, (B) identifying each Person that supplied materials or labor in connection with such Required Repairs or any portion thereof and (C) stating that each such Person has been or, upon receipt of the requested disbursement, will be paid in full with respect to the portion of the Required Repairs which is the subject of the requested disbursement; (ii) copies of appropriate lien waivers or other evidence of payment satisfactory to Administrative Agent; (iii) at Administrative Agent’s option, a title search for the relevant Project indicating that it is free from all liens not previously approved by Administrative Agent; (iv) a copy of each license required to be obtained with respect to the portion of the Required Repairs which is the subject of the requested disbursement; and (v) such other evidence as Administrative Agent shall reasonably request that the Required Repairs which are the subject of the requested disbursement have been completed and paid for. Provided no Potential Default or Event of Default shall have occurred and is continuing, upon each Borrower’s completion of all Required Repairs in accordance with this Section 2.6.2, Administrative Agent shall release any funds remaining in the Required Repairs Reserve, if any, to the applicable Borrower.
     2.6.3 Interest Payable by Administrative Agent. All monies held in reserves which are expressly designated elsewhere in this Agreement as interest-bearing (each, an “Interest-Bearing Reserve”) shall be deposited into interest-bearing accounts of the type customarily maintained by Administrative Agent for the investment of (and may be commingled with) similar reserves or Administrative Agent’s general funds, which accounts may not yield the highest interest rate then available. Each Interest Bearing Reserve shall be held in an account in Administrative Agent’s name (or such other account name as Administrative Agent may elect) at a financial institution or other depository selected by Administrative Agent in its sole discretion (collectively, the “Depository Institution”). Each Borrower shall earn no more than an amount of interest on each Interest Bearing Reserve equal to an amount determined by applying to the average monthly balance of such Interest Bearing Reserve the quoted interest rate for the Depository Institution’s money market savings account, as such rate is determined from time to time (each such allocated amount being referred to as “Borrower’s Interest”). Administrative Agent or its Depository Institution shall be entitled to report under each Borrower’s Federal tax identification number of such Borrower’s Interest on each Interest Bearing Reserve. If the Depository Institution does not have an established money market savings account (or if an interest rate for such account cannot otherwise be determined in connection with the deposit of each Interest Bearing Reserve), a comparable interest rate quoted by the Depository Institution and acceptable to Administrative Agent in its reasonable discretion shall be used. The amount of each Borrower’s Interest allocated to each Interest Bearing Reserve shall be added to the balance in such Interest Bearing Reserve, and shall be disbursed for payment of the items for which such Interest Bearing Reserve is to be disbursed. Any interest earned above each Borrower’s Interest shall be retained by Administrative Agent (on behalf of the Lenders) as compensation for its administration and investment of each Interest Bearing Reserve.
2.7 Payments; Pro Rata Treatment; Etc.
     2.7.1 Payments Generally..
          (a) Payments by Borrowers. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrowers under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrowers under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at an account designated by Administrative Agent by notice to Borrowers, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
          (b) Application of Payments. At the time of making each payment under this Agreement or any Note for the account of any Lender, Administrative Agent may distribute such payment to the Lenders for application in such manner as it may determine to be appropriate, subject to Section 2.7.2 and any other agreement among Administrative Agent and the Lenders with respect to such application.
          (c) Forwarding of Payments by Administrative Agent. Except as otherwise agreed by Administrative Agent and the Lenders, each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loans or other obligation in respect of which such payment is made.
          (d) Extensions to Next Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
     2.7.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each advance of a Loan from the Lenders under Section 2.1 shall be made from the Lenders, and any termination of the obligation to make an advance of the Loans shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 2.7.4, Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions of Loans); (c) each payment or prepayment of principal of Loans by Borrowers shall be made in accordance with the Principal Repayment Allocations and for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Commitments held by them; and (d) each payment of interest on the Loans by Borrowers shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loans then due and payable to the respective Lenders.
     2.7.3 Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Lender or a Borrower (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of the Loans to be made by such Lender hereunder or (in the case of a Borrower) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (i) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders or (ii) the applicable interest rate due hereunder with respect to payments returned by a Borrower to Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date (unless Borrowers are the Payor, in which case such period shall be five (5) days), then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:
          (a) if the Required Payment shall represent a payment to be made by Borrowers to the Lenders, Borrowers and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrowers under Section 2.2 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrowers under Section 2.2 to pay interest at the Default Rate in respect of the Required Payment, and
          (b) if the Required Payment shall represent proceeds of the Loans to be made by the Lenders to Borrowers, the Payor and Borrowers shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to the rate specified in Section 2.2, it being understood that the return by Borrowers of the Required Payment to Administrative Agent shall not limit any claim Borrowers may have against the Payor in respect of such Required Payment.
     2.7.4 Sharing of Payments, Etc.
          (a) Right of Set-off. Borrowers agree that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of any Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Borrower), in which case it shall promptly notify Borrowers and Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) Sharing. If any Lender shall obtain from Borrowers payment of any principal of or interest on the Loans owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrowers to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Consent by Borrower. Borrowers agree that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.7.4(d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.7.4(d) to share in the benefits of any recovery on such secured claim.
2.8 Yield Protection; Etc. The provisions of this Section 2.8 set forth below shall apply only to the Note C Loans.
          2.8.1 Additional Costs.
          A. Costs of Making or Maintaining Libor-based Loans. Borrowers shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender reasonably determines are attributable to its making or maintaining of any Libor-based Loans or its obligation to make any Libor-based Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
(a)	shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (excluding changes in the rate of tax on the overall net income or franchise tax rate of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

(b)	imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “Libor-based Rate”), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(c)	imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.
If any Lender requests compensation from Borrowers under this paragraph (A), Borrowers may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender thereafter to make or to Convert Loans into Libor-based Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.8.4 shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          B. Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines. Without limiting the effect of the foregoing provisions of this Section 2.8.1 (but without duplication), Borrowers shall pay to Administrative Agent for the account of each Lender from time to time, within ten (10) Business Days after request, such amounts as such Lender may reasonably determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord, of capital in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request), it being agreed that Borrowers shall make such payments within ten (10) Business Days after request therefor.
          C. Notification and Certification. Each Lender shall notify Borrowers of any event occurring after the date hereof entitling such Lender to compensation under paragraph A or B of this Section 2.8.1 as promptly as practicable, but in any event within thirty (30) days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within thirty (30) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.8.1 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.8.1 for costs incurred from and after the date thirty (30) days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to Borrowers a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph A or B of this Section 2.8.1 within such thirty (30) day period. Determinations and allocations by any Lender for purposes of this Section 2.8.1 of the effect of any Regulatory Change pursuant to paragraph A of this Section 2.8.1, or of the effect of capital maintained pursuant to paragraph B of this Section 2.8.1, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 2.8.1, shall be conclusive provided that such determinations and allocations are made on a reasonable basis and absent manifest error, and such Lender shall provide reasonable evidence thereof.
          2.8.2 Reserved.
          2.8.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Libor-based Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrowers thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or to Convert Loans of any other Type into, Libor-based Loans shall be suspended until such time as such Lender may again lawfully make and maintain Libor-based Loans (in which case the provisions of Section 2.8.4. shall be applicable).
          2.8.4 Treatment of Affected Loans. If the obligation of any Lender to make Libor-based Loans or to Convert Alternate Base Rate Loans into, Libor-based Loans shall be suspended pursuant to Section 2.8.1 or 2.8.3, such Lender’s Loans shall be automatically Converted into Alternate Base Rate Loans on the day immediately prior to the next succeeding Payment Date (or, in the case of a Conversion resulting from a circumstance described in Section 2.8.3, on such earlier date as such Lender may specify to Borrowers with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.8.1 or 2.8.3 that gave rise to such Conversion no longer exist:
          A. to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Alternate Base Rate Loans; and
          B. all Loans that would otherwise be made by such Lender as Libor-based Loans shall be made instead as Alternate Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Libor-based Loans shall remain as Alternate Base Rate Loans.
If such Lender gives notice to Borrowers with a copy to Administrative Agent that the circumstances specified in Section 2.8.1 or 2.8.3 that gave rise to the Conversion of such

Lender’s Loans pursuant to this Section 2.8.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Libor-based Loans made by other Lenders are outstanding, such Lender’s Alternate Base Rate Loans shall be automatically Converted, on the first day(s) of the next Payment Date to the extent necessary so that, after giving effect thereto, all Alternate Base Rate Loans and Libor-based Loans are allocated among the Lenders ratably (as to principal amounts and Types) in accordance with their respective Commitments.
          2.8.5 Compensation. Borrowers shall pay to Administrative Agent (for account of each Lender, upon the request of such Lender through Administrative Agent), such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to any payment, prepayment or Conversion of a Libor-based Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Administrative Agent’s or the Lenders’ rights referred to in Article 11) on a date other than a Payment Date (or, if such Payment Date fall upon a day which is not a Business Day, the next succeeding Business Day). Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or Converted from the date of such payment, prepayment or Conversion at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Page 3750 of the Dow Jones Markets (Telerate) Service or other publicly available source as described in the definition of Libor-based Rate.
          2.8.6 U.S. Taxes.
          A. Gross-up for Deduction or Withholding of U.S. Taxes. Borrowers agree to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder, after deduction for or withholding in respect of any U.S. Taxes imposed (or increased) with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person) as a result of changes in legal requirements or the application of new legal requirements, in either case occurring after the date such non-U.S. Person becomes a Lender hereunder, will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:
(a)	to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 12.27.2 and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI

(relating to all interest to be received by such Lender hereunder in respect of the Loans), or

(b)	to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.
For the purposes hereof, (1) “U.S. Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (2) “U.S. Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (3) “Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America and (4) “Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America. Each of the Forms referred to in the foregoing clauses (3) and (4) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.
          B. Evidence of Deduction, Etc. Within thirty (30) days after paying any amount to Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrowers shall deliver to Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).
          2.8.7 Replacement of Lenders. If any Lender requests compensation pursuant to Section 2.8.1 or 2.8.6, or any Lender’s obligation to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 2.8.2 or 2.8.3 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), Borrowers may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Notes to any bank or other financial institution (a “Proposed Lender”) identified by Borrowers that is reasonably satisfactory to Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrowers), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.8.5 as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 2.8.1 or 2.8.6, such Proposed Lender’s aggregate requested compensation, if any, pursuant to

Section 2.8.1 or 2.8.6 with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender. Subject to the provisions of Section 12.27.2, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements of Borrowers contained in Sections 2.8.1, 2.8.6 and 12.5 (without duplication of any payments made to such Requesting Lender by Borrowers or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.8.7 with respect to the time prior to such replacement.
3. SPECIAL PORTFOLIO PROVISIONS.
3.1 Net Cash Flow Sweep. During the first five (5) Loan Years of the Term, if at any time a Cash Flow Sweep Event has occurred, then on the fifteenth day of each month following such Cash Flow Sweep Event and continuing thereafter, Borrowers shall pay to Administrative Agent one hundred percent (100%) of their Net Cash Flow for the immediately preceding month, such amounts to be paid to Administrative Agent and applied by Administrative Agent in reduction of the unpaid principal balance of the Loans, as Administrative Agent shall determine, until the occurrence of a Cash Flow Sweep Release (the “Net Cash Flow Sweep”).
3.2 Reserved.
3.3 Reserved.
3.4 Reserved.
3.5 Reserved.
3.6 Early Loan Acceleration. Notwithstanding anything contained in this Agreement, if, at any time (a) the outstanding principal balance of the Loans is Thirty-Five Million Dollars ($35,000,000.00) or less or (b) if less than three (3) Projects remain in the Portfolio, Administrative Agent shall have the right to accelerate the Loans, whereupon all amounts due under the Loan Documents shall become due and payable on the date that is ninety (90) days (the “Early Termination Date”) after the date that Administrative Agent provides Borrowers with written notice of its intent to accelerate the Loans pursuant to the provisions of this Section 3.6; provided that Borrowers shall have the right to repay the Loans on any date earlier than the Early Termination Date after Borrowers’ receipt of such notice, upon not less than fifteen (15) days prior written notice to Administrative Agent. Borrowers shall pay to Administrative Agent (on behalf of the Lenders), in immediately available funds, all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents as of the Early Termination Date (or as of such earlier date on which Borrowers elect to repay the Loans, as permitted in this Section 3.6).
3.7 Reserved.
3.8 Reserved.
3.9 Release of Projects. Except as set forth in this Section 3.9, no repayment or prepayment of all or any portion of the Notes shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage on any Project or other collateral securing the Loans.

     3.9.1 Release of Individual Projects. Subject to the provisions of Section 2.3.5 and Section 2.3.7, Borrowers on one or more occasions may obtain, and Administrative Agent and the Lenders shall take such actions as are necessary to effectuate pursuant to this Section 3.9, the release of any one (1) or more Projects pursuant to an arm’s length sale of a such Project(s) by any Borrower to a third-party purchaser which is not a Borrower, a Borrower Party or an Affiliate of any Borrower or Borrower Party from the Liens of the Mortgages thereon (and related Loan Documents) (a “Partial Release”) upon satisfaction of each of the following conditions to the satisfaction of Administrative Agent:
          (a) Administrative Agent shall have received from Borrowers at least thirty (30) days’ prior written notice (a “Partial Release Notice”) of the date proposed for such Partial Release (the “Release Date”);
          (b) Borrowers shall remit to Administrative Agent on the Release Date an amount equal to the Partial Release Amount for the applicable Project (for application to the principal balance of the Loans as set forth in Section 3.9.3 below);
          (c) Borrowers shall pay to Administrative Agent all sums then due and payable under the Notes, this Agreement, the Mortgages and the other Loan Documents;
          (d) the applicable Project is transferred from the Borrower owning the same to another Person which is not a Borrower or a Borrower Party or Affiliate of Borrower or any Borrower Party;
          (e) Borrowers shall submit to Administrative Agent (on behalf of the Lenders), not less than fifteen (15) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Project for execution by Administrative Agent. Such release shall be in a form appropriate in each jurisdiction in which the applicable Project(s) is located and reasonably satisfactory to Administrative Agent. In addition, Borrowers shall provide all other documentation Administrative Agent reasonably requires to be delivered by Borrowers in connection with such release, including evidence (including such endorsements to the title policies obtained in connection with each mortgage at the closing as Administrative Agent may require) that such documentation (A) is in compliance with all applicable legal requirements, (B) will effect such release in accordance with the terms of this Agreement, and (C) will not impair or otherwise adversely affect the Liens and other rights of Administrative Agent or Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Projects subject to the Loan Documents not being released);
          (f) with respect to the Note A Loans and Note B Loans:
     (i) after giving effect to such Partial Release, the Cash on Cash Return will not be lower than the greater of (1) a 7.5% Cash On Cash Return and (2) the Cash On Cash Return for the trailing six (6) consecutive months immediately prior to such Partial Release;
     (ii) after giving effect to such Partial Release, the Debt Service Coverage will not be lower than the greater of (1) 1.30:1 Debt Service Coverage and (2) the Debt Service Coverage for the trailing six (6) consecutive months;

     (iii) after giving effect to such Partial Release, the Debt Service Coverage will not be lower than the greater of (1) 85% LTV and (2) the LTV for the trailing six (6) consecutive months;
          (g) with respect to the Note C Loans:
     (i) after giving effect to such Partial Release, the Cash on Cash Return will not be lower than the greater of (1) a 7.1% Cash On Cash Return and (2) the Cash On Cash Return for the trailing six (6) consecutive months immediately prior to such Partial Release;
     (ii) after giving effect to such Partial Release, the Debt Service Coverage will not be lower than the greater of (1) 1.12:1 Debt Service Coverage and (2) the Debt Service Coverage for the trailing six (6) consecutive months;
     (iii) after giving effect to such Partial Release, the Debt Service Coverage will not be lower than the greater of (1) 89% LTV and (2) the LTV for the trailing six (6) consecutive months;
          (h) Administrative Agent shall have received from Borrowers with respect to the matters referred to in clauses (f) and (g), (x) statements of the Net Operating Income and Debt Service (both on a consolidated basis and separately for the applicable Project(s) to be released for the applicable measuring period) and (y) based on the foregoing statements of Net Operating Income and Debt Service, calculations of the Debt Service Coverage and Cash on Cash Return both with and without giving effect to the proposed Partial Release, accompanied by an officer’s certificate that such statements, calculations and information are true, correct and complete in all material respects;
          (i) Borrowers, at their sole cost and expense, shall have delivered to Administrative Agent one or more endorsements to the lender’s policies of title insurance delivered to Administrative Agent on the date hereof in connection with the Mortgages insuring that, after giving effect to such Partial Release, (x) the Liens created by the Mortgages and insured thereby are first (or second, in the case of the Second Mortgages), priority Liens on the remaining Projects, subject only to the Permitted Encumbrances applicable to such Projects, and (y) that such policies are each in full force and effect and unaffected by such Partial Release;
          (j) Borrowers shall pay any amounts due in connection in with such Partial Release pursuant to Section 2.8, and Borrowers shall pay all reasonable costs and expenses of Administrative Agent in connection with the Partial Release;
          (k) no Event of Default or Potential Default exists and is continuing at the time of the Partial Release Notice or on the Release Date;
          (l) after giving effect to such Partial Release, the Allocated Loan Amount for the Project known as “River City Landing” located in Jacksonville, Florida, shall not be equal to or greater than twenty percent (20%) of the outstanding principal balance of the Loans, or if the Allocated Loan Amount for such Project would exceed twenty percent (20%) following such release, Borrowers shall pay to Administrative Agent for application to the Loans secured by such Project as, when combined with the Partial Release Amount payable in connection with such Partial Release, is sufficient to cause the Allocated Loan Amount for the River City Landing Project to be less than twenty percent (20%) of the outstanding principal balance of the Loans upon such Partial Release; and
          (m) Borrowers shall have delivered to Administrative Agent an officer’s certificate confirming the matters referred to in clause (g) above and certifying that all conditions precedent for such Partial Release contained in this Agreement have been satisfied.
     3.9.2 Release of All the Projects.
          (a) Subject to the provisions of Section 2.3.5, Administrative Agent shall, upon the written request and at the expense of Borrowers, upon payment in full of all principal and interest on the Loans and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Notes and this Agreement, including, but not limited to, any prepayment fees and Make Whole Breakage Amount due pursuant to Section 2.3.4 hereof, release the Liens of the Mortgages and all other security interests created by the Loan Documents not theretofore released provided that the requirements of this Section 3.9.2 have been satisfied.
          (b) In connection with the release of the Liens and any other security interests created by the Loan Documents, Borrowers shall submit to Administrative Agent, not less than fifteen (15) Business Days prior to the payment date, a release of Lien (and related Loan Documents) for each Project and other collateral for execution by Administrative Agent. Such release shall be in a form appropriate in each jurisdiction in which a Project or other collateral is located and reasonably satisfactory to Administrative Agent. In addition, Borrowers shall provide all other documentation Administrative Agent reasonably requires to be delivered by Borrowers in connection with such release.
     3.9.3 Special Release Provisions.
          (a) Except as otherwise provided in Subsection 3.9.3(c) below, upon satisfaction of the conditions to a Partial Release set forth in Section 3.9.1 above Administrative Agent shall apply the Partial Release Price to the paydown the principal balance of the Loans, pro rata, as follows:
     (i) The Par Amount shall be used to pay down the principal amount of the Loans attributable to the Allocated Loan Amount for the Project(s) released; and
     (ii) The Acceleration Payment shall be used to pay down, pro rata, the principal amount of the Loans attributable to the Allocated Loan Amounts of the Projects listed on Schedule 3.9.3 attached hereto (the “Northeast Portfolio”).
          (b) If, after giving effect to a Partial Release, such Partial Release would result in the total balance of the Loans allocated to the Projects in the Northeast Portfolio being equal to an amount greater than sixty percent (60%) of the then total outstanding balance of the Loans, then, the Partial Release Price for such Project shall be equal to an amount which is the lesser of (i) one hundred percent (100%) of the Net Sales Proceeds of such Project in connection with a sale of the Project and (ii) an amount that, when applied to pay down the principal amount of the Loans attributable to the Allocated Loan Amounts for the Projects in the Northeast Portfolio, would result in a loan balance for the Northeast Portfolio not greater than sixty percent (60%) of the total outstanding balance of the Loans.
          3.9.4 Sale of Houses. Without limiting the other provisions of this Section 3.9, Borrowers shall have the right to sell one or more of the existing four (4) single and multi-family homes located on the Project known as 200 Fountain-Executive House (each a “House”), provided that the following conditions are satisfied: (a) such release shall be in connection with a bona fide, arm’s length sale of a House to a third party who is not an Affiliate of any Borrower, (b) Borrowers shall pay one hundred percent (100%) of the Net Sale Proceeds received from the such of each House to Administrative Agent to pay down ratably the outstanding principal balance of the Loans, (c) Borrowers shall pay the Make Whole Breakage Amount with respect to the prepayment of the Note A Loans and the Note B Loans (with no Make Whole Breakage Amount applied to the prepayment of the Note C Loans, but without limiting Borrower’s obligations under Section 2.8), (d) Borrowers shall, after giving effect to the sale of each such House, satisfy the Cash on Cash Return and Debt Service Coverage requirements set forth in Schedule 2.1-Part B, paragraph 1, (e) such House is located on a separate legal parcel in compliance with all applicable legal requirements, and (f) Administrative Agent shall be satisfied in its sole discretion that the sale of such House does not in any way impair the priority of Liens on the remaining Projects. The sale of any House shall be permitted by Administrative Agent at any time, including during the Note A and Note B Lockout Period and the Note C Lockout Period then existing. The Net Sales Proceeds received by Administrative Agent from the sale of any House shall be applied pro rata to the repayment of the outstanding principal balance of each of Note A Loans, Note B Loan and, if any are then outstanding, the Note C Loans; provided, however, that if an Event of Default has occurred and is continuing, Administrative Agent may apply such Net Proceeds to the obligations of the Borrowers hereunder in such order and manner of priority as Administrative Agent may elect in its sole and absolute discretion. For purposes hereof, “Net Sales Proceeds” means any and all consideration received by a Borrower in connection with a bona fide, arm’s length sale of a House to a third party who is not an Affiliate of any Borrower, less the following costs and expenses to the extent actually incurred by such Borrower in connection with such sale: (i) reasonable and customary brokerage commissions; (ii) the reasonable cost of title insurance purchased for the buyer; (iii) documentary transfer taxes, sales taxes and recording fees; (iv) reasonable escrow fees; and (v) other reasonable closing costs and expenses of the type customarily incurred by sellers of real property in the locale where the applicable House is located.
3.10 Substitution of Projects. Borrowers may request that, at any time at least one hundred eighty (180) days before the end of the Term, Administrative Agent substitute for a Project another project, substantially similar in Administrative Agent’s sole determination to the Project in question in all material respects, including, without limitation, fair market value, position in the regional market, condition, quality, character of use, and nature (each such project, a “Substitute Project”; and the exercise of any Borrower’s right to request such a substitution, the “Substitution Request”). Each Substitute Project shall be owned by an Affiliate of any Borrower, substantially similar to any Borrower in, without limitation, corporate or company organization and ultimate ownership, purpose, and financial strength and otherwise acceptable to Administrative Agent in its sole and absolute discretion (each such owner, a “Substitute Borrower”). Administrative Agent agrees to allow such a substitution, subject to the satisfaction and completion, in Administrative Agent’s sole and absolute discretion, of the following conditions and requirements on or before the closing of the Substitute Loan, all of which shall be at Borrowers’ expense.
     3.10.1 On the date that a Borrower makes the Substitution Request, Administrative Agent receives a payment which in an amount equal to: (i) 0.25% of the amount of the Allocated Loan Amount of the replaced Project (the “Substitution Fee”) and (ii) $35,000, as a deposit to be applied to Administrative Agent’s expenses as set forth in Section 3.10.12 below (the “Expense Fee”).
     3.10.2 On the date that a Borrower makes the Substitution Request, and at the time of the closing of the Substitute Loan, there exists no Potential Default or Event of Default under any of the Loan Documents.
     3.10.3 The Substitute Borrower and Administrative Agent and, as appropriate, the Lenders, shall enter into such joinders and modifications to the Loan Documents, and shall execute such promissory notes, as Administrative Agent shall deem necessary so as to obligate the Substitute Borrower under the Loan Documents. The Substitute Loan shall be evidenced and secured by loan documents (the “Joinder Loan Documents”) containing the same terms and conditions as the Loan Documents, including, without limitation, provisions of cross-default and cross-collateralization and guaranties as Administrative Agent may require in order to provide Administrative Agent and the Lenders with the same type of security for the Substitute Loan as it has for the Loans and ensure that the Substitute Project provides the same security for the Loans as does the Project in question as of the date hereof.
     3.10.4 The Substitute Borrower and the Substitute Project have complied with conditions and requirements substantially similar to those previously required by Administrative Agent in connection with the closing of the Loans.
     3.10.5 Administrative Agent’s completion of its then customary due diligence (including, without limitation, background checks and credit reports) and underwriting processes with respect to the Substitute Borrower and the Substitute Project, including customary financial, legal, and physical due diligence, and Administrative Agent’s and the Lenders’ satisfaction with the findings and results of such due diligence and approval by Administrative Agent’s credit committee.
     3.10.6 Administrative Agent has approved the property manager and the management agreement for the Substitute Project.
     3.10.7 Borrowers shall have delivered to Administrative Agent (on behalf of the Lenders) of an opinion of counsel opining as to, among other things, the enforceability of the Joinder Loan Documents with respect to the Substitute Project and the Substitute Borrower in substantially the same form and substance as the opinions concerning enforceability and other matters originally delivered in connection with the Project to be replaced, with reasonable allowance for variations in applicable state law.
     3.10.8 Administrative Agent shall have received title insurance policies issued by a title insurance company reasonably acceptable to Administrative Agent in an amount equal to: (x) in the case of the First Mortgage, the Allocated Loan Amount for the Substitute Project (so long as a “tie-in” endorsement shall be available, otherwise in the amount of the Allocated Loan Amount for the Substitute Project) and (y) in the case of the Second Mortgage, the amount to be guaranteed by the Substitute Borrower pursuant a Guaranty to be executed by such Substitute Borrower, and otherwise conforming to the requirements applicable to the title insurance policies obtained at the initial closing as provided in Schedule 2.1 or, if the substitution is accomplished by modification of existing Mortgages, endorsements to the original title policies insuring such Mortgages as so modified and endorsements to the title insurance policies insuring the other Mortgages to the effect (and insuring) that Administrative Agent’s (on behalf of the Lenders) perfected first and second (as applicable) priority Liens in and to the other Projects are unaffected by such modifications.
     3.10.9 Administrative Agent shall have received a then current “as-built” survey of the Substitute Project conforming to the requirements applicable to the surveys of the Projects obtained at the initial closing as provided in Schedule 2.1.
     3.10.10 Cash on Cash Return, Debt Service Coverage and LTV would be not be lower than the Cash On Cash Return, Debt Service Coverage and LTV for the trailing six (6) consecutive months immediately prior to such substitution.
     3.10.11 The Joinder Loan Documents are accepted and duly executed together with any modifications to the other Loan Documents made necessary by the Substitute Loan.
     3.10.12 Administrative Agent and the Lenders are reimbursed for all of Administrative Agent’s and the Lenders’ expenses (in the event that such expenses exceed the amount of the Expense Fee) in connection with the making of the Substitute Loan, including, without limitation, Administrative Agent’s and the Lenders’ due diligence expenses and reasonable attorneys’ fees.
In the event that Administrative Agent and the Lenders determine not to make the Substitute Loan, Administrative Agent shall refund the amount paid to Administrative Agent under Section 3.10.1 hereof (minus sums sufficient to pay for all Administrative Agent’s and any Lender’s expenses as set forth in item “3.10.12” above even though the Substitute Loan was not made) to Borrowers within ten (10) Business Days after Administrative Agent’s written notice to Borrowers that the Substitute Loan will not be made.
4. INSURANCE, CONDEMNATION, AND IMPOUNDS
4.1 Insurance. Borrowers shall maintain insurance as follows:
     4.1.1 Casualty; Business Interruption. Borrowers shall keep the Projects insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance), and shall maintain such other casualty insurance as reasonably required by Administrative Agent. Administrative Agent reserves the right to require from time to time the following additional insurance to the extent such insurance types are applicable to properties such as the Projects, are customarily required by prudent lenders in the areas where the Projects are located, and such insurance is available at commercially reasonable rates: boiler and machinery; earthquake/sinkhole; worker’s compensation; coverage against acts of terrorism; and/or building law or ordinance. Without limiting the generality of the foregoing, unless Administrative Agent otherwise consents in writing (which consent may be withheld in Administrative Agent’s sole and absolute discretion), Borrowers shall at all times maintain law and ordinance coverage with respect to the Project known as “River City Landing” upon such terms and conditions and in such amount (and with such deductibles) as are included in the coverage with respect to such Project maintained by Borrowers as of the date hereof (provided, further, that Borrowers may increase, but not decrease (including by means of increased deductibles), the amount of such coverage from time to time without Administrative Agent’s consent). Borrowers shall keep each Project insured against loss by flood if such Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (i) the maximum amount of the Loans or (ii) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrowers shall maintain use and occupancy insurance covering, as applicable, rental income or business interruption, with coverage in an amount not less than twelve (12) months anticipated gross rental income or gross business earnings, as applicable in each case, attributable to each Project. Borrowers shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Administrative Agent in all respects. The proceeds of insurance paid on account of any damage or destruction to a Project shall be paid to Administrative Agent to be applied as provided in Section 4.2.
     4.1.2 Liability. Borrowers shall maintain (a) commercial general liability insurance with respect to the Projects providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence, and (b) other liability insurance as reasonably required by Administrative Agent.
     4.1.3 Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Administrative Agent to name Administrative Agent (on behalf of the Lenders) as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Administrative Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the states where the Projects are located, with a general company and financial size rating of “A-IX” or better as established by Best’s Rating Guide (or an equivalent rating approved in writing by Administrative Agent). Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Administrative Agent and that no act or thing done by any Borrower shall invalidate any policy as against Administrative Agent. Blanket policies shall be permitted only if Administrative Agent receives appropriate endorsements and/or duplicate policies containing Administrative Agent’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies. Borrowers authorize Administrative Agent to pay the premiums for such policies (the “Insurance Premiums”) from the Tax and Insurance Escrow Fund as the same become due and payable annually in advance. If any Borrower fails to deposit funds into the Tax and Insurance Escrow Fund sufficient to permit Administrative Agent to pay the premiums when due, Administrative Agent may obtain such insurance and pay the premium therefor and such Borrower shall, on demand, reimburse Administrative Agent for all expenses incurred in connection therewith. Borrowers shall assign the policies or proofs of insurance to Administrative Agent (on behalf of the Lenders), in such manner and form that Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loans. Borrowers shall deliver copies of all original policies certified to Administrative Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. The proceeds of insurance policies coming into the possession of Administrative Agent shall not be deemed trust funds, and Administrative Agent shall be entitled to apply such proceeds as herein provided.
     4.1.4 Adjustments. Borrowers shall give immediate written notice of any loss to the insurance carrier and to Administrative Agent. Borrowers irrevocably authorize and empower Administrative Agent, as attorney-in-fact for Borrowers coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s expenses incurred in the collection of such proceeds. Nothing contained in this Section 4.1.4, however, shall require Administrative Agent to incur any expense or take any action hereunder.
4.2 Use and Application of Insurance Proceeds. If any of the Projects shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice thereof to Administrative Agent. Following the occurrence of a Casualty, the applicable Borrower or Borrowers, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the same to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law. Administrative Agent shall apply insurance proceeds to costs of restoring the relevant Project or Projects or to the payment of Loans as follows:
     4.2.1 if the loss is less than or equal to $250,000, Administrative Agent shall apply the insurance proceeds to restoration provided (a) no Event of Default or Potential Default exists, and (b) the applicable Borrowers or Borrower promptly commences and is diligently pursuing restoration of the relevant Project or Projects;
     4.2.2 if the loss exceeds $250,000 but is not more than 25% of the replacement value of the improvements (for projects containing multiple phases or stand alone structures, such calculation to be based on the damaged phase or structure, not the project as a whole), Administrative Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration (a) no Event of Default or Potential Default exists; (b) Administrative Agent determines throughout the restoration that there are sufficient funds available to restore and repair the relevant Project or Projects to a condition approved by Administrative Agent; (c) Administrative Agent determines that the Net Operating Income of the relevant Project or Projects during restoration, taking into account rent loss or business interruption insurance, will be sufficient to pay Debt Service; (d) Administrative Agent determines that after restoration the Debt Service Coverage will equal at least the Debt Service Coverage that exists on the Closing Date hereof; (e) Administrative Agent determines that the LTV of the Projects after restoration will not exceed the LTV that existed on the Closing Date; (f) Administrative Agent determines that restoration and repair of the relevant Project or Projects to a condition approved by

Administrative Agent will be completed within six (6) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (g) the applicable Borrower or Borrowers promptly commence and is diligently pursuing restoration of the relevant Projects; and (h) the relevant Project or Projects after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances;
     4.2.3 if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 4.2.2 above, in Administrative Agent’s sole discretion, Administrative Agent may apply any insurance proceeds it may receive to the payment of the Loans or allow all or a portion of such proceeds to be used for the restoration of the relevant Project or Projects; and
     4.2.4 Insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Schedule 2.1.
4.3 Condemnation Awards. Borrowers shall immediately notify Administrative Agent of the actual or threatened institution of any proceeding for the condemnation or other taking of any Project or any portion thereof (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrowers, regardless of whether any award or compensation is available, shall promptly proceed to restore, repair, replace or rebuild the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law. Administrative Agent may participate in any such proceeding and Borrowers will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation. Without Administrative Agent’s prior consent (subject to the approval by the Majority Lenders), Borrowers shall not: (a) agree to any compensation or award, and (b) act or fail to take any action that would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of any Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent. Borrowers authorize Administrative Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion to apply the same toward the payment of the Loans, notwithstanding that the Loans may not then be due and payable, or to the restoration of the affected Project; however, if the award is less than or equal to $250,000 and Borrowers request that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Administrative Agent will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrowers, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Administrative Agent, free and clear of all liens, charges or encumbrances.
4.4 Impounds. Borrowers shall deposit with Administrative Agent, monthly, (i) one-twelfth (1/12th) of the Taxes that Administrative Agent estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Administrative Agent sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates and (ii) one-twelfth (1/12th) of the Insurance Premiums that Administrative Agent estimates will be payable for the renewal of the coverage afforded by the insurance policies required by Administrative Agent upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to expiration (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”). At or before the advance of the Loans, Borrowers shall deposit with Administrative Agent a sum of money that together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Administrative Agent’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Administrative Agent’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Administrative Agent, without interest, and may be commingled with Administrative Agent’s general funds. Borrowers hereby grant to Administrative Agent (on behalf of the Lenders) a security interest in all funds so deposited with Administrative Agent for the purpose of securing the Loans. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loans or any other charges affecting the security of Administrative Agent and the Lenders, as Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent. Borrowers shall furnish Administrative Agent with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Administrative Agent, together with amounts to be deposited by Borrowers before such charges are payable, is insufficient to pay such charges, Borrowers shall deposit any deficiency with Administrative Agent immediately upon demand. Administrative Agent shall pay such charges when the amount on deposit with Administrative Agent is sufficient to pay such charges and Administrative Agent has received a bill for such charges.
5. ENVIRONMENTAL MATTERS
5.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
     5.1.1 “Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation or administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation such laws governing or regulating (i) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (ii) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, and (iii) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.
     5.1.2 “Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (PCBs), (d) radon gas,

(e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) molds or similar substances, or (i) any other substance, material, waste or mixture that is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.
5.2 Representations and Warranties on Environmental Matters. To each Borrower’s knowledge, except as set forth in the Site Assessments, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about any Project or any property adjacent to any Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of such Project in full compliance with Environmental Laws) and no Hazardous Materials were removed or transported from any Project, (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of each Project does not, and did not previously, violate any Environmental Laws, (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws, and (4) no underground storage tanks exist on any part of any Project.
5.3 Covenants on Environmental Matters.
     5.3.1 Each Borrower shall (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify Administrative Agent immediately upon such Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting any Project; (c) promptly remove such Hazardous Materials and remediate such Project in full compliance with Environmental Laws or as reasonably required by Administrative Agent based upon and in accordance with the recommendations and specifications of an independent environmental consultant approved by Administrative Agent; and (d) promptly forward to Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect any Project or any Borrower.
     5.3.2 Each Borrower shall not cause, shall prohibit any other Person within the control of such Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from (a) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from any Project (except for cleaning and other products used in connection with routine maintenance or repair of such Project in full compliance with Environmental Laws), (b) installing any underground storage tanks at any Project, or (c) conducting any activity that requires a permit or other authorization under Environmental Laws.
     5.3.3 Each Borrower shall provide to Administrative Agent, at such Borrower’s expense promptly upon the written request of Administrative Agent from time to time, a Site Assessment or, if required by Administrative Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project. Each Borrower shall pay the cost of no more than one such Site Assessment or update in any twelve-month period per Project, unless Administrative Agent’s request for a Site Assessment is based on information provided under Section 5.3.1, a reasonable suspicion of Hazardous Materials at or near the Project in question, a breach of representations under Section 5.3.1, or an Event of Default, in which case any such Site Assessment or update shall be at the applicable Borrower’s expense.
     5.3.4 Borrowers shall: (i) immediately following the date hereof, retain IVI Environmental, Inc., or another environmental consultant reasonably acceptable to Agent (the “Environmental Consultant”) to manage the abatement of lead based paint at each of the Projects identified in Schedule 5.3.4 attached hereto (the “LBP Projects”), and to oversee the work of any contractors or subcontractors hired in connection therewith; (ii) within ninety (90) days of the date hereof (the “Survey Completion Date”) cause the Environmental Consultant to complete a comprehensive environmental survey of each LBP Project detailing all damaged and undamaged lead based paint at the such LBP Projects (including, without limitation, in any of the units and/or common areas); (iii) within thirty (30) days of the Survey Completion Date cause the Environmental Consultant to (A) prepare a hazard assessment, (B) establish an operations and maintenance plan which is reasonably satisfactory to Agent to manage the overall continuing maintenance and abatement of lead based paint at each LBP Project (the “Lead Based Paint Operations and Maintenance Plan”), and (C) establish and implement an abatement plan which is satisfactory to Agent to manage the abatement of all damaged lead based paint detected in the environmental survey described in this Section (the “Abatement Plan”); (iv) immediately after the establishment of the Abatement Plan, (A) file the Abatement Plan with the appropriate state agency in each state in which the LBP Projects are located (each a “State Agency”), (B) complete any revisions required by any such State Agency, and (C) obtain approval of the Abatement Plan from each State Agency; (v) finalize a budget (the “Abatement Budget”), acceptable to Agent, for all costs (including but not limited to remediation, monitoring, tenant relocation and notification costs) related to the Abatement Program, which budget shall not be modified without Agent’s approval; (vi) cause the Environmental Consultant to enter into a contract with a lead based paint abatement contractor or contractors, reasonably acceptable to Agent or Agent’s environmental consultant, which contractor or contractor(s) will remediate all areas at any of the LBP Projects requiring such lead based paint remediation; (vii) cause the Environmental Consultant to (A) complete any appropriate documentation and records to show that the lead based paint was abated properly and completely, and (B) file any necessary documents with each State Agency, as each such agency may then require; (vii) receive confirmation without condition from each State Agency that each such LBP Project is in compliance with all applicable laws related to the lead paint removal and the activities referred to in this Section; and (ix) receive confirmation from Agent that the remediation of the lead based paint is satisfactory to Agent’s environmental risk assessment team ((i) through (ix) above, collectively, the “Abatement Program”) . Notwithstanding anything to the contrary herein, (x) Borrowers shall maintain and continue any existing Lead Based Paint Operations and Maintenance Plan with respect to any Project which Administrative Agent has an existing Lien that is in existence as of the Closing Date, (y) to the extent they exist, Borrowers shall provide to Administrative Agent for review and approval any existing Lead Based Paint Operations and Maintenance Plan with respect to any other Project that is in existence as of the Closing Date, and (z) Borrowers shall cause the Abatement Program for the Project known as “200 Fountain” to be completed within one year from the date hereof.
     5.3.5 Borrowers shall, within forty-five (45) days of the date hereof, (iv) establish and implement an operations & maintenance plan for each of the Projects identified on Schedule 5.3.5 attached hereto (the “O&M Plan Projects”), which are reasonably satisfactory to Agent, to manage asbestos containing materials (“ACM”) at the O&M Plan Projects (the “Asbestos Operations & Maintenance Plans”). Borrowers shall promptly abate any damaged ACM found at such O&M Plan Projects in a manner which is in compliance with all applicable laws. Borrowers shall not modify the Asbestos Operations & Maintenance Plans without Agent approval, and shall, at all times, comply with the terms and provisions thereof, as applicable. Notwithstanding anything to the contrary herein, (x) Borrowers shall maintain and continue any existing Asbestos Operations and Maintenance Plan with respect to any Project which Administrative Agent has an existing Lien that is in existence as of the Closing Date, and (y) to the extent they exist, Borrowers shall provide to Administrative Agent for review and approval any existing Asbestos Paint Operations and Maintenance Plan with respect to any other Project that is in existence as of the Closing Date.
     5.3.6 Borrowers shall: (i) immediately following the date hereof, retain Environmental Consultant to conduct Underground Storage Tank (“UST”) System tightness testing at the Projects identified on Schedule 5.3.6 attached hereto (the “UST Projects”) and to oversee the work of any contractors or subcontractors hired in connection therewith; (ii) within forty-five (45) days of the date hereof, cause the Environmental Consultant to complete a comprehensive assessment of the UST tightness testing for each UST Project (each an “UST Tightness Assessment”) and submit the same to Agent for review and approval; and (iii) take any action necessary at each UST Project to comply with any recommendations contained in such UST Tightness Assessments in accordance therewith, which actions shall be approved by Agent or Agent’s environmental consultant. In addition, prior to the date hereof Borrowers shall have caused the removal of two (2) 55-gallon drums located at the Project identified in Schedule 5.3.4(c). Borrowers shall, within ninety (90) days of the date hereof, cause the secondary containment of the above ground storage tank located adjacent to the fire-suppression system pump located at The Liberty Building Project, in accordance with the recommendations set forth in the Site Assessment for such Project.
     5.3.7 Borrowers shall, immediately following the date hereof: (i) retain Environmental Consultant to conduct a Phase II Environmental Site Assessment (a “Phase II Assessment”) of each of the Projects identified on Schedule 5.3.7 attached hereto (the “Phase II Projects”), in accordance with the proposal prepared for Administrative Agent, titled: Proposal, Phase II Environmental Site Assessment, submitted by IVI Environmental, Inc., dated as of November 16, 2005, and to oversee the work of any contractors or subcontractors hired in connection therewith; and (ii) within forty-five (45) days of the date hereof, cause the Environmental Consultant to complete a Phase II Assessment for each Phase II Project and submit the same to Agent for review and approval.
     5.3.8 Borrowers shall prohibit the operation of a dry cleaning facility to be conducted at any of the Projects.

5.4 Allocation of Risks and Indemnity. As between Borrowers, Administrative Agent and the Lenders, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting any Project, shall lie solely with Borrowers. Accordingly, Borrowers shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Administrative Agent or by law. Borrowers shall jointly and severally indemnify, defend and hold Administrative Agent and the Lenders and their respective shareholders, directors, officers, employees and agents harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws, (b) the existence of Hazardous Materials in, on, or about any Project, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials, (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, (e) any breach of any representation, warranty or covenant contained in this Article 5, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent; or (f) the imposition of any environmental Lien encumbering any Project; provided, however, Borrowers shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Administrative Agent’s or any Lender’s gross negligence or willful misconduct. Borrowers’ obligations under this Section 5.4 shall arise upon the discovery of the presence of any Hazardous Materials, whether or not any governmental authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loans or any transfer or sale of any right, title and interest in the Project in question (by foreclosure, deed in lieu of foreclosure or otherwise). Additionally, if any Hazardous Materials affect or threaten to affect any Project, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable at the expense of the Borrowers in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Any amounts payable to Administrative Agent by reason of the application of this Section 5.4 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent until paid. The obligations and liabilities of Borrowers under this Section 5.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.
5.5 No Waiver. Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Administrative Agent and the Lenders do not waive and expressly reserve all rights and benefits now or hereafter accruing to Administrative Agent and/or any Lender under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Administrative Agent and/or any Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

6. LEASING MATTERS
6.1 Representations and Warranties on Leases. Borrowers represent and warrant to Administrative Agent and the Lenders with respect to leases of the Projects that: (1) to Borrowers’ knowledge, the rent rolls delivered to Administrative Agent are true and correct, and the Leases are valid and in and full force and effect; (2) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (3) the copies of the Leases delivered to Administrative Agent, if any, are true and complete; (4) neither the landlord nor, except as set forth on such rent rolls, any tenant is in default under any of the Leases; (5) except as set forth on such rent rolls, no Borrower has knowledge of any notice of termination or default with respect to any Lease; (6) no Borrower has assigned or pledged any of the Leases, the Rents or any interests therein except to Administrative Agent (on behalf of the Lenders); (7) no tenant or other party has an option to purchase all or any portion of any Project; (8) no tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; (9) no tenant has prepaid more than one month’s Rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s Rent); (10) all existing Leases are subordinate to the Mortgages, either pursuant to the terms of such Leases or a recorded subordination agreement; and (11) all leases are residential Leases and require the occupancy thereunder by Tenant or its permitted subtenant, if any.
6.2 Standard Lease Form; Approval Rights. All Leases and other rental arrangements shall in all respects be approved by Administrative Agent, shall be on a standard lease form approved by Administrative Agent with no modifications (except as approved by Administrative Agent) and shall comply with the leasing criteria approved by Administrative Agent from time to time. Borrowers shall hold, in trust, all tenant security deposits in a segregated account to the extent required by applicable law. Within ten (10) days after Administrative Agent’s request, Borrowers shall furnish to Administrative Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Administrative Agent, certified by Borrowers as being true, correct, and complete.
Notwithstanding anything contained in the Loan Documents, Administrative Agent’s approval shall not be required for future Leases or Lease extensions if the following conditions are satisfied: (i) there exists no Potential Default or Event of Default; (ii) the Lease is on the standard lease form approved by Administrative Agent with no modifications; (iii) the Lease does not conflict with any restrictive covenant affecting the relevant Project or any other lease for space in the relevant Project; and (iv) the effective rental rate of the Lease is a market rate.
6.3 Covenants. Each Borrower shall: (1) perform the obligations that such Borrower is required to perform under the Leases; (2) enforce the obligations to be performed by the tenants in accordance with prudent property management practices; (3) not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two (2) month’s Rent; (4) not enter into any ground Lease or master Lease of any part of such Borrower’s Project(s); (5) not further assign or encumber any Lease; (6) not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of any Lease except for default in accordance with prudent property management practices; (7) not, except with Administrative Agent’s prior written consent, modify or amend any Lease (except for modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices);

and (8) shall assign to Administrative Agent any letter of credit evidencing a security deposit on such terms as may be required by any lender and shall deliver the original of such letter(s) of credit to Administrative Agent. Any action in violation of clauses (4), (5), (6), and (7) of this Section 6.3 shall be void at the election of Administrative Agent.
6.4 Tenant Estoppels. At Administrative Agent’s request, Borrowers shall obtain and furnish to Administrative Agent, written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by tenants under “corporate” or master Leases of any part of the related Project and confirming the term, Rent, and other provisions and matters relating to the Leases.
7. REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to Administrative Agent and the Lenders, each of which representations and warranties shall be deemed to be made, as of the date hereof and as of the date of any Additional Advance, any Partial Release, any Substitution, and any permitted transfer, both as to each and every Borrower (whether each representation or warranty refers to a “Borrower” or the “Borrowers”) and as to each and every Project (whether each representation or warranty refers to a “Project” or the “Projects”) that:
7.1 Organization and Power. Each Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and complies with legal requirements applicable to doing business in the state in which the Project(s) owned by such Borrower is located, and has the necessary governmental approvals to own and operate the Project(s) owned by such Borrower and conduct the business now conducted or to be conducted thereon. Each Borrower has the full power, authority and right to execute, deliver and perform its obligations pursuant to this Loan Agreement and the other Loan Documents, and to mortgage the Project(s) owned by such Borrower pursuant to the terms of the First Mortgage(s) and the Second Mortgage(s) executed by such Borrower and to keep and observe all of the terms of this Loan Agreement and the other Loan Documents on such Borrower’s part to be performed. No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.
7.2 Validity of Loan Documents. The execution, delivery and performance by each Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority that has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of each Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
7.3 Liabilities; Litigation.
     7.3.1 The financial statements delivered by each Borrower and each Borrower Party are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting any of the Projects, any Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of any Borrower, threatened, against any of the Projects, any Borrower or any Borrower Party that if adversely determined could have a material adverse effect on such party, any Project or the Loans.
     7.3.2 None of the Borrowers nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and none of the Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
7.4 Taxes and Assessments. Each Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to each Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project, nor are there any contemplated improvements to any Project that may result in such special or other assessments.
7.5 Other Agreements; Defaults. None of the Borrowers nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction that might adversely affect any Project or the business, operations, or condition (financial or otherwise) of any Borrower or any Borrower Party. None of the Borrowers nor any Borrower Party is in violation of any agreement, which violation would have an adverse effect on any Project, any Borrower, or any Borrower Party or any Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.
7.6 Compliance with Law and Covenants.
     7.6.1 Each Borrower and each Borrower Party have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate and occupy the Project(s) of such Borrower and carry on its business, and each Project is in compliance with all applicable legal requirements, including all legal requirements relating to zoning and use, and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. No Project constitutes, in whole or in part, a legally non-conforming use under applicable legal requirements;
     7.6.2 No condemnation has been commenced or, to any Borrower’s knowledge, is contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project;
     7.6.3 Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right-of-way abutting such Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project. All roads necessary for the full utilization of each Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities;

     7.6.4 To the best of Borrowers’ knowledge: Each Project is in compliance with all REAs relating to such Project; each REA is in full force and effect and has not been amended, modified or supplemented other than as shown in the Title Policies; there is neither any default nor any event which, with the passage of time or the giving of notice, or both, would constitute a default under an REA by any of the parties thereto and no other party to an REA has any offsets, claims or defenses to the enforcement thereof; all construction obligations and parking requirements to be completed or satisfied by Borrower on or prior to the date hereof under the REAs have been performed and satisfied, and there are no payments currently due and delinquent from a Borrower under any REA; and there are no currently existing condition which permit, or with the passage of time or the giving of notice, or both, will permit, any other party to exercise any right of early termination under any REA.
7.7 Location of Borrowers. Each Borrower’s principal place of business and chief executive offices are located at the address stated in Section 12.1.
7.8 ERISA. As of the date hereof and throughout the term of the Loans, no Borrower has established, nor will establish, any pension plan for employees that would cause such Borrower to be subject to the Employee Retirement Income Security Act of 1974, as amended.
7.9 Margin Stock. No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations G, T, U or X of the Board of Governors of the Filings Federal Reserve System.
7.10 Tax Filing. Each Borrower and each Borrower Party has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Borrower and each such Borrower Party, respectively.
7.11 Solvency. Giving effect to the Loans (and each Borrower’s obligations with respect thereto), the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loans, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. No Borrower’s assets either immediately before or immediately following the making of the Loans will constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, nor does any Borrower believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by each Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Administrative Agent in writing, no petition in bankruptcy has been filed against any Borrower or any Borrower Party in the last seven (7) years, and no Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.
7.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of any Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to any Borrower that has not been disclosed to Administrative Agent that adversely affects, nor as far as any Borrower can foresee, might adversely affect, any Project or the business, operations or condition (financial or otherwise) of any Borrower or any Borrower Party.
7.13 Single Purpose Entity.
     7.13.1 Each Borrower represents, warrants and covenants as follows:
     A. Such Borrower has not owned, does not own, and will not own any asset or property other than (x) one or more Projects, and (y) incidental personal property necessary for the ownership or operation of the Project(s) owned by it.
     B. Such Borrower will not engage in any business other than the ownership, management and operation of the Project(s) owned by it and such Borrower will conduct and operate its business as presently conducted and operated.
     C. Except with respect to the Loan Documents, such Borrower will not enter into any contract or agreement with any Affiliate of the Borrower, any constituent party of such Borrower, or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.
     D. Except with respect to the Loan Documents, such Borrower has not incurred and will not incur any Debt other than (x) the Loans, (y) trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is paid when due, and (z) Debt incurred in the financing of equipment and other personal property used on the Project(s) owned by it. No indebtedness other than the Loans may be secured (subordinate or pari passu) by the Project(s) owned by it.
     E. Such Borrower has not made and will not make any loans or advances to any third party (including any affiliate or constituent party or any affiliate of any constituent party), and shall not acquire obligations or securities of its affiliates or any constituent party.
     F. Such Borrower is and will remain solvent and such Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds and assets as the same shall become due.
     G. Such Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and such Borrower will not, nor will such Borrower permit, any constituent party to materially amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of such Borrower or such constituent party without the prior written consent of Administrative Agent.

     H. Such Borrower will maintain separate books, records, and financial statements; provided, however, that each Borrower’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Borrowers. Such Borrower shall maintain its books, records, resolutions and agreements as official records.
     I. Such Borrower will be, and at all times will hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of any Borrower, any constituent party of any Borrower, or any Affiliate of any constituent party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division or part of the other ; provided, however, each Borrower’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Borrowers; and shall maintain and utilize a separate telephone number, if any, and separate stationery, invoices and checks.
     J. Such Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
     K. Neither such Borrower nor any constituent party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of such Borrower.
     L. Such Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other person.
     M. Such Borrower does not and will not hold itself out to be responsible for the debts or obligations of any other person, except as otherwise permitted in accordance with this Agreement.
7.14 Ownership of the Project; Liens (i) Each Borrower owns good, insurable, and marketable title to the Project(s) shown to be owned by such Borrower on Schedule 4 attached hereto, subject only to the Permitted Encumbrances; and (ii) no Project is subject to any liens except Permitted Encumbrances.
7.15 Parking Each Project includes sufficient parking spaces, presently used and operated as such, to comply with all applicable legal requirements and to permit the applicable Borrower to operate a residential apartment complex on such Project in compliance with all legal requirements.
7.16 Forfeiture. There has not been and shall never be committed by any Borrower or any other person in occupancy of or involved with the operation or use of any Project any act or omission affording the federal government or any state or local government the right of forfeiture as against any Project or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

7.17 Flood Zone. No portion of the improvements comprising any of the Projects is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, the applicable Borrower has obtained and will maintain the insurance prescribed in Section 4.1 hereof.
7.18 Reserved.
7.19 Reserved.
7.20 Structure Chart The organizational structure chart set forth at Exhibit G, attached hereto and made a part hereof, accurately describes the name, organizational status, and relationship among each of the entities listed on such chart.
8. FINANCIAL REPORTING
8.1 Financial Statements.
     8.1.1 Monthly Reports. Within thirty (30) days after the end of each fiscal month, Borrowers shall furnish to Administrative Agent a current (as of the fiscal month just ended) detailed operating statement for each Project and for all of the Borrowers and Projects (on an aggregate basis) (showing monthly activity and year-to-date) stating Operating Revenues, Operating Expenses, operating income and an updated rent roll, and, as requested by Administrative Agent, a written statement setting forth any variance from the annual budget, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements.
     8.1.2 Quarterly Reports. Within forty-five (45) days after the end of each fiscal quarter, Borrowers shall furnish to Administrative Agent a detailed operating statement (showing quarterly activity and year-to-date) stating Operating Revenues, Operating Expenses, operating income and balance sheet for the calendar quarter just ended for each Borrower and each Project and for all of the Borrowers and Projects (on an aggregate basis).
     8.1.3 Annual Reports. Within ninety (90) days after the end of each fiscal year of Borrowers’ operation of the Projects, Borrowers shall furnish to Administrative Agent a current (as of the end of such fiscal year) balance sheet, and a detailed operating statement stating Operating Revenues, Operating Expenses, operating income for each Borrower and each Project and for all of the Borrowers and Projects (on an aggregate basis), and, if required by Administrative Agent after the occurrence and during the continuation of an Event of Default or Potential Default, prepared on a review basis and certified by an independent public accountant satisfactory to Administrative Agent.
     8.1.4 Certification; Supporting Documentation. Each such financial statement shall be in scope and detail satisfactory to Administrative Agent and certified by the chief financial representative of each Borrower.

8.2 Accounting Principles. All financial statements shall be prepared in accordance with sound accounting principles applicable to commercial real estate, consistently applied from year to year.
8.3 Other Information; Access. Each Borrower shall deliver to Administrative Agent such additional information regarding such Borrower, its subsidiaries, its business, any Borrower Party, and any Project within thirty (30) days after Administrative Agent’s request therefor. Each Borrower shall permit Administrative Agent to examine such records, books and papers of such Borrower which reflect upon its financial condition and the income and expenses of the Project(s) owned by such Borrower. In the event that any Borrower fails to forward the financial statements required in this Article 8 within thirty (30) days after written request, Administrative Agent shall have the right to audit such records, books and papers at such Borrower’s expense.
8.4 Annual Budgets. At least thirty (30) days before the commencement of each fiscal year, Borrowers will provide to Administrative Agent their proposed annual operating budgets and annual capital budgets for such fiscal year for review and approval by Administrative Agent.
8.5 Audits. Administrative Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary, including, but not limited to, Administrative Agent’s verification of Cash on Cash Return, Debt Service Coverage, Net Operating Income and such similar items, at Borrowers’ expense. Borrowers shall permit Administrative Agent to examine such records, books and papers of Borrowers that reflect upon its financial condition and the income and expense relative to the Projects.
9. COVENANTS
Each Borrower covenants and agrees with Administrative Agent and the Lenders as follows:
9.1 Due on Sale and Encumbrance; Transfers of Interests. Notwithstanding anything to the contrary contained in the organizational documents of any Borrower or any Borrower’s managing member or general partner, without the prior written consent of Administrative Agent:
     9.1.1 no Borrower nor any other Person having a direct or indirect ownership or beneficial interest in any Borrower shall (a) sell, transfer, convey, mortgage, pledge, or assign any interest in any Project or any part thereof (including any partnership or any other ownership interest in any Borrower or Borrower’s general partner or managing member); (b) further encumber, alienate, grant a Lien or grant any other interest in any Project or any part thereof (including any partnership or other ownership interest in any Borrower or any Borrower’s general partner or managing member), whether voluntarily or involuntarily; or (c) enter into any easement or other agreement granting rights in or restricting the use or development of any Project;
     9.1.2 no new general partner, member or limited partner having the ability to control the affairs of a Borrower shall be admitted to or created in any Borrower (nor shall any existing general partner or member or controlling limited partner withdraw from a Borrower), and no change in any Borrower’s organizational documents relating to control over such Borrower and/or any Project shall be effected; and

     9.1.3 Notwithstanding the other provisions of this Section 9.1, no transfer (including transfers pursuant to any Lease of other occupancy agreement involving any Project) shall be permitted without the applicable Borrower demonstrating to Administrative Agent’s satisfaction the compliance of such transfer with the applicable provisions of the “Patriot Act”, as the same may hereafter be amended or which would be contrary to Article 14 hereof.
As used in this Section 9.1, “transfer” shall include the sale, transfer, conveyance, mortgage, pledge or assignment of the legal or beneficial ownership of (a) any Project or any Borrower, (b) any partnership or membership interest in any general partner or member in any Borrower that is a partnership, or limited liability company, as applicable and (c) any voting stock in any general partner in any Borrower that is a corporation; “transfer” shall not include (i) the leasing of individual units within any Project so long as the applicable Borrower complies with the provisions of the Loan Documents relating to such leasing activity; or (ii) transfers of limited partner interests in Borrower so long as the provisions of Sections 9.1.1, and 9.1.2 are satisfied.
9.2 Taxes; Utility; Charges. Except to the extent sums sufficient to pay all Taxes have been previously deposited with Administrative Agent as part of the Tax and Insurance Escrow Fund and subject to each Borrower’s right to contest in accordance with Section 12.26 hereof, each Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon its Project(s) or become payable during the term of the Loans, and will promptly furnish Administrative Agent with evidence of such payment; however, such Borrower’s compliance with Section 4.4 relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 9.2. No Borrower shall suffer or permit the joint assessment of its Project(s) with any other real property constituting a separate tax lot or with any other real or personal property. Each Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in a Lien on its Project(s).
9.3 Control; Management. There shall be no change in the Control and management of any Borrower or any Borrower’s general partner or managing member, as applicable, without the prior written consent of Administrative Agent. No Borrower shall modify or amend its partnership agreement, limited liability company agreement or certificate of incorporation and bylaws, as applicable, without the prior, written consent of Administrative Agent. No Borrower shall terminate, replace or appoint any Manager or terminate or amend the Management Agreement for its Project(s) without Administrative Agent’s prior written approval. Any change in ownership or control of a Manager shall be cause for Administrative Agent to re-approve such Manager and Management Agreement. Each Manager shall hold and maintain all necessary licenses, certifications and permits required by law. Each Borrower shall fully perform all of its covenants, agreements and obligations under the Management Agreement to which such Borrower is a party.
9.4 Operation; Maintenance; Inspection; Use. Each Borrower shall observe and comply with all requisite licenses, permits, franchises, qualifications, certificates of occupancy and other governmental authorizations to own, use, operate, maintain and occupy its Project(s) and otherwise comply with all legal requirements applicable thereto. Each Borrower shall maintain its Project(s) in good condition and promptly repair any damage or casualty. Each Borrower shall permit Administrative Agent and the Lenders and their agents, representatives and employees, upon reasonable prior notice to such Borrower, to inspect its Project(s) and conduct such environmental and engineering studies as Administrative Agent may require, provided such inspections and studies do not materially interfere with the use and operation of such Project(s). Without Administrative Agent’s prior written consent, no Borrower shall file or subject any part of any Project to any declaration of condominium or co-operative or convert any part of any Project to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.
9.5 Taxes on Security. Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (1) deducting the Loans from the value of the Projects for the purpose of taxation, (2) affecting any Lien on any Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrowers shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, Administrative Agent (and on the request of the Majority Lenders shall) may declare all amounts owing under the Loan Documents to be immediately due and payable.
9.6 Legal Existence; Name, Etc. Each Borrower and each general partner or managing member of each Borrower, as the case may be, shall preserve and keep in full force and effect its existence as a Single Purpose Entity, entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of its Projects. No Borrower nor any general partner or managing member of any Borrower, as the case may be, shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of any Borrower to do so. Each Borrower and each general partner or managing member of each Borrower, as the case may be, shall conduct business only in its own name and shall not change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless such Borrower (a) shall have obtained the prior written consent of Administrative Agent to such change, and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Each Borrower and each general partner or managing member of each Borrower, as the case may be, shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.
9.7 Affiliate Transactions. Without the prior written consent of Administrative Agent, no Borrower shall engage in any transaction affecting the Project with any Affiliate of any

Borrower. Administrative Agent hereby approves transactions entered into as of the date hereof among Borrowers and Managers, with regard to management and maintenance of the Projects.
9.8 Limitation on Other Debt. Each Borrower (and each general partner and managing member in each Borrower, if any) shall not, without the prior written consent of Administrative Agent and the Majority Lenders, incur any Debt other than the Loans and customary trade payables that are payable, and shall be paid, within thirty (30) days of when incurred.
9.9 Further Assurances. Borrowers shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Borrowers grant Administrative Agent (on behalf of the Lenders) an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Administrative Agent and the Lenders under the Loan Documents and the Hazardous Materials Indemnity Agreement, at law and in equity, including without limitation such rights and remedies available to Administrative Agent and the Lenders pursuant to this Section 9.9.
9.10 Estoppel Certificates. Borrowers, within ten (10) days after request, shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent reasonably may request.
9.11 Notice of Certain Events. Borrowers shall promptly notify Administrative Agent of any: (1) Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) notice of default received by any Borrower under other obligations relating to any Project or otherwise material to any Borrower’s business; and (3) threatened or pending legal, judicial or regulatory proceedings, including any dispute between any Borrower and any governmental authority, affecting any Borrower or any Project.
9.12 Indemnification. Borrowers shall jointly and severally protect, indemnify, defend and hold Administrative Agent and each Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of Administrative Agent’s and/or any Lender’s counsel, in connection with (1) ownership of the Mortgages, the Projects or any interest therein or receipt of any rents; (2) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (3) any use, nonuse or condition in, on or about the Projects or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (4) performance of any labor or services or the furnishing of any materials or other property in respect of the Projects or any part thereof; (5) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for

Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made; (6) any inspection, review or testing of or with respect to the Projects; (7) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to the Projects; (8) any proceeding instituted by any Person claiming a Lien; (9) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loans, the Projects, or any of the transactions contemplated in the Loan Documents, except those arising from brokers with whom Administrative Agent has dealt and with whom no Borrower has had communication; and (10) any failure by any Borrower to comply with any of its obligations, agreements, or covenants, in this Loan Agreement or any misrepresentation made by such Borrower hereunder. Any amounts payable to Administrative Agent and/or any Lender by reason of the application of this section shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Administrative Agent or any such Lender until paid.
9.13 Payment for Labor and Materials. Subject to each Borrower’s right to contest in accordance with Section 12.26 hereof, each Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with its Project(s) and never permit to exist beyond the due date thereof in respect of its Project(s) or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of its Project(s) or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Encumbrances (defined in the applicable Mortgage).
9.14 Immediate Repairs and Capital Improvements. Borrowers acknowledge that on or prior to the date hereof, Administrative Agent has caused the Projects to be inspected and such inspection has revealed that the Projects are in need of the Required Repairs as more particularly described on Schedule 9.14 attached hereto. Each Borrower shall cause (or shall use commercially reasonable diligent efforts to cause the tenant under the applicable Lease to cause) the Required Repairs to be completed, performed, remediated and corrected to the satisfaction of Administrative Agent and as necessary to bring its Project(s) into compliance with all applicable laws, ordinances, rules and regulations on or before the first anniversary of the date hereof.
9.15 Contribution Agreement. Borrowers shall comply in all respects with the terms of the Contribution Agreement. Borrowers shall not modify or amend the Contribution Agreement without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.
9.16 Interest Rate Protection Agreement9.16.1 . With respect to the Note C Loans, Administrative Agent shall have the right at any time during the Term to require Borrowers to procure and thereafter maintain in full force and effect, at Borrower’s sole cost and expense, an interest rate protection agreement that (a) is with a financial institution having a long term unsecured debt rating of at least “AA+” by S&P and the equivalent ratings by Moody’s (“Counterparty”); (b) has at least an initial one-year term; (c) is an interest rate cap in respect of a notional amount not less than the outstanding principal amount of the Note C Loans that shall have the effect of capping the LIBOR-based Rate at an interest rate that would cause the Debt Service Coverage to be equal or greater than 1.05 to 1; (d) shall not be secured by any Project or any pledge of the membership interests in any Borrower; and (e) is otherwise in a form acceptable to Administrative Agent (an “Interest Rate Protection Agreement”). Upon the expiration of the initial term, the Interest Rate Protection Agreement shall be renewed or amended on an annual basis (or Borrowers shall have entered into a new interest rate protection agreement), as necessary, (1) to increase or decrease the notional amount to reflect the then current aggregate outstanding principal balance of the Note C Loans, (2) to have the effect of capping the LIBOR-based Rate at an interest rate that would cause the Debt Service Coverage to be equal or greater than 1.05 to 1, (3) to have a term of at least one year and (4) is otherwise in form and substance acceptable to Administrative Agent. In the event of that a Counterparty’s long term unsecured debt rating falls below “AA” as determined by S&P and the equivalent ratings by Moody’s, Borrower shall replace the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement meeting the requirements of this Section 9.16 not later than ten (10) Business Days after learning of such downgrade, withdrawal or qualification. In the event that the Interest Rate Protection Agreement is terminated for any reason or is otherwise unenforceable by Borrowers, Borrowers shall promptly obtain from a financial institution reasonably satisfactory to Administrative Agent a replacement interest rate protection agreement in form and substance similar to the Interest Rate Protection Agreement. Borrowers shall pledge to Administrative Agent (on behalf of the Lenders) all right, title and interest of Borrowers in and to all payments owing to or received by Borrowers under the Interest Rate Protection Agreement (and any replacement interest rate protection agreement) as additional collateral for the Loans and deliver to Administrative Agent a favorable legal opinion with respect to the enforceability of such pledge against Borrowers thereunder. Borrowers shall execute and deliver, and shall cause the counterparty under the applicable Interest Rate Protection Agreement to execute and deliver, to Administrative Agent (on behalf of the Lenders) an Interest Rate Protection Pledge within fifteen (15) days following the Closing Date.
9.17 Post-Closing Obligations. Borrowers shall perform and complete all obligations set forth on Schedule 9.17 attached hereto within the time frames set forth therein to the satisfaction of Administrative Agent. Failure of Borrowers to perform any of the obligations within the time frames set forth on Schedule 9.17 shall be an immediate Event of Default.
10. EVENTS OF DEFAULT
Each of the following shall constitute an “Event of Default” under the Loans:
10.1 Payments. Any Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days after the date when due, or any Borrower’s failure to pay the Loans at the Maturity Date, whether by acceleration or otherwise.
10.2 Insurance. Any Borrower’s failure to maintain insurance as required under Section 4.1.
10.3 Sale, Encumbrance, Etc. The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of the Projects, or any interest therein, or of any interest in any Borrower, in violation of Section 9.1.

10.4 Covenants. Any Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents (other than payments under Section 10.1, insurance requirements under Section 10.2, and transfers and encumbrances under Section 10.3), and the continuance of such failure for twenty (20) days after notice by Administrative Agent to such Borrower; however, subject to any shorter period for curing any failure by such Borrower as specified in any of the other Loan Documents, such Borrower shall have an additional sixty (60) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within twenty (20) days; (3) such Borrower is diligently undertaking to cure such default, and (4) such Borrower has provided Administrative Agent with security reasonably satisfactory to Administrative Agent against any interruption of payment or impairment of collateral as a result of such continuing failure. The notice and cure provisions of this Section 10.4 do not apply to the Events of Default described in Sections 10.5, 10.6, 10.7, and 10.8 and 10.10.
10.5 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made, not cured within any applicable race or cure period therein.
10.6 Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the any Project or any part thereof.
10.7 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against any Borrower, any Borrower Party or any other Person having an ownership or security interest in any Project (each, a “Bankruptcy Party”) that seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.
10.8 Voluntary Petitions, etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing;
10.9 Reserved.
11. REMEDIES
11.1 Remedies — Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.7 or 10.8, the obligations of the Lenders to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrowers; however, if the Bankruptcy Party under Section 10.7 or 10.8 is other than a Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole discretion.
11.2 Remedies — Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Administrative Agent may (1) by written notice to Borrowers, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrowers, (2) terminate the obligation, if any, of Administrative Agent to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents with respect to any collateral given as security for the Loans and at law or in equity.
11.3 Administrative Agent’s Right to Perform the Obligations. If any Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrowers and without waiving or releasing any other right, remedy or recourse Administrative Agent may have because of such Event of Default, Administrative Agent or any Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrowers, and shall have the right to enter upon all or any of the Projects for such purpose and to take all such action thereon and with respect to such Projects as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to any Project, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials affect or threaten to affect any Project, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Borrowers shall jointly and severally indemnify Administrative Agent and the Lenders for all losses, expenses, damages, claims and causes of action, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Administrative Agent or any Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent and any Lender, except as a result of Administrative Agent’s or any Lender’s gross negligence or willful misconduct. All sums paid by Administrative Agent or any Lender pursuant to this Section 11.3, and all other sums expended by Administrative Agent or any Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrowers to Administrative Agent upon demand. In the event that

Administrative Agent (with the approval of the Majority Lenders) exercises its right to foreclose on any security for the Loans, the applicable Borrower and Tarragon shall cooperate with Administrative Agent in connection with any filings or the fulfillment of any other obligations arising under local residential housing legal requirements.
11.4 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.
     11.4.1 Borrowers acknowledge that the Lenders have made the Loans to the Borrowers upon the security of its collective interest in the Projects and in reliance upon the aggregate of the Projects taken together being of greater value as collateral security than the sum of the Projects taken separately. Borrowers agree that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (a) an Event of Default under any of the Mortgages shall constitute an Event of Default under this Agreement and each of the other Mortgages; and (b) an Event of Default under any of the Notes or this Agreement shall constitute an Event of Default under all of the Notes and each Mortgage.
     11.4.2 To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrowers, and others with interests in any Borrower, and of the Projects, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent (on behalf of the Lenders) under the Loan Documents to a sale of the Projects for the collection of the Loans without any prior or different resort for collection or of the right of Administrative Agent to the payment of the Loans (on behalf of the Lenders) out of the net proceeds of the Projects in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to the Borrowers which would require the separate sale of the Projects or require Administrative Agent to exhaust its remedies against any Project or any combination of the Projects before proceeding against any other Project or combination of Projects; and further in the event of such foreclosure each Borrower hereby expressly consents to and authorizes, at the option of Administrative Agent, the foreclosure and sale either separately or together of any combination of the Projects.
12. MISCELLANEOUS
12.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	c/o Tarragon Corporation
1775 Broadway, 23rd Floor
New York, NY 10019
Attn: Todd C. Minor
Fax: (212) 949-8001

with a copy to:	Tarragon Corporation
3100 Monticello, Suite 200
Dallas, TX 75205
Attn: Kathryn Mansfield, Esq.
Telecopy: (214) 599-2250

If to Administrative Agent:	General Electric Capital Corporation
125 Park Avenue
New York, NY 10017-5529
Attn: Asset Manager, Project Tarragon
Telecopy: (212) 573-9733

with a copy to:	Morrison & Foerster LLP
555 W. Fifth Street, Suite 3500
Los Angeles, CA 90013-1024
Attn: Marc D. Young, Esq.
Telecopy: (213) 892-5454
Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgages), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender or Borrowers, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. Either party may designate a change of address by written notice to the other by giving at least ten (10) days’ prior written notice of such change of address.
12.2 Amendments and Waivers. No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.
12.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrowers, Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent or any Lenders or charged by any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loans would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration that constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Notes by the holder thereof (or, if the Notes have been paid in full, refunded to Borrowers); and (2) if maturity is accelerated by reason of an election by Administrative Agent, or in the event of any prepayment, then any consideration that constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrowers). The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of New York (except to the extent otherwise provided in another Loan Document), except that if at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of New York (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest that the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.
12.4 Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
12.5 Reimbursement of Expenses. Borrowers shall pay or reimburse Administrative Agent and/or the Lenders on demand of the applicable party for: (1) all reasonable expenses incurred by Administrative Agent in connection with the Loans, including fees and expenses of Administrative Agent’s attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the negotiation, recording or filing of Loan Documents, (2) all expenses of Administrative Agent in connection with the administration of the Loans, including audit costs, inspection fees and costs, settlement of condemnation and casualty awards, and premiums for title insurance and endorsements thereto, and fees and costs for UCC and litigation searches and background checks, and (3) Administrative Agent and the Lenders for all amounts expended, advanced or incurred by Administrative Agent and the Lenders to collect the Notes, or to enforce the rights of Administrative Agent and the Lenders under this Agreement or any other Loan

Document, or to defend or assert the rights and claims of Administrative Agent and the Lenders under the Loan Documents or with respect to any Project (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Administrative Agent and the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Administrative Agent and the Lenders, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.
12.6 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Administrative Agent and the Lenders with respect to leases, contracts, plans, studies and other matters are solely to facilitate Administrative Agent’s and the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by any Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent, the Lenders and Borrowers and may not be enforced, nor relied upon, by any Person other than Administrative Agent, the Lenders and Borrowers. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Administrative Agent and the Lenders at any time in their sole discretion.
12.7 Administrative Agent Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender the right or power to exercise control over the affairs or management of any Borrower, the power of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrowers and the Lenders is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrowers or to create an equity in any Project in Administrative Agents or any Lender. Administrative Agents and the Lenders neither undertake nor assume any responsibility or duty to Borrowers or to any other person with respect to the Projects or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1) neither Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of any Borrower or its stockholders, members, or partners and neither Administrative Agent nor any Lender intends to ever assume such status; (2) neither Administrative Agent nor any Lenders shall be liable for any Debts, expenses or losses incurred or sustained by any Borrower; and (3) neither Administrative Agent nor any Lender shall be deemed responsible for or a participant in any acts, omissions or decisions of any Borrower or its stockholders, members, or partners. Administrative Agent, the Lenders and Borrowers disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrowers, or to

create any equity in any Project in Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.
12.8 Time of the Essence. Time is of the essence with respect to this Agreement.
12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrowers and the respective successors and assigns of Administrative Agent, the Lenders and Borrowers, provided that neither any Borrower nor any other Borrower Party shall, without the prior written consent of Administrative Agent, assign any rights, duties or obligations hereunder.
12.10 Secondary Market Transaction. Borrowers acknowledge that Administrative Agent and each Lender and its respective successors and assigns may without notice to or consent from Borrowers (a) sell this Agreement, the Mortgages, the Notes, the other Loan Documents, and any and all servicing rights thereto, or any portions thereof, to one or more investors, (b) participate and/or syndicate the Loans to one or more investors, (c) deposit this Agreement, the Notes and the other Loan Documents, or any portions thereof, with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell, transfer or assign the Loans or interests therein in one or more transactions to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as a “Secondary Market Transaction”). Borrowers shall reasonably cooperate with Administrative Agent and each Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate and use all reasonable efforts to satisfy the market standards to which Administrative Agent and each Lender customarily adheres or which may be reasonably required by any participant, investor, purchaser or any Rating Agency involved in any Secondary Market Transaction (including, without limitation, delivery of opinions of counsel in form and substance similar to the opinions of counsel delivered to the Administrative Agent on the date hereof) at no third party cost to Borrowers except for their own legal fees and incidental costs and expenses in connection therewith. Borrowers shall provide such non-confidential, proprietary information and documents relating to Borrowers and the Projects as Administrative Agent and each Lender may reasonably request in connection with such Secondary Market Transaction. In addition, Borrowers shall make available to Administrative Agent and the Lenders all information concerning the Projects, their business and operations that Administrative Agent and the Lenders may reasonably request. Administrative Agent and the Lenders shall be permitted to share all information with the participants, investors, purchasers, investment banking firms, Rating Agencies, accounting firms, law firms and third-party advisory firms involved with the Loans and Loan Documents or the applicable Secondary Market Transaction, subject to the execution of customary confidentiality agreements. Administrative Agent and the Lenders and all of the aforesaid participants, investors, purchasers, advisors, Rating Agencies and professional firms shall be entitled to rely on the information supplied by or on behalf of Borrowers. Borrowers also agree to execute any amendment of or supplement to this Agreement and the other Loan Documents as Administrative Agent and the Lenders may reasonably request (in a form reasonably acceptable to Borrowers) in connection with any Secondary Market Transaction, provided that such amendment or supplement does not change the economic terms of the Loans, or increase Borrowers’ non-monetary obligations or diminish Borrowers’ rights under this Agreement and the other Loan Documents, except in a de minimus way.

     12.10.1 Administrative Agent and each Lender shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Administrative Agent may (i) cause the Notes and Mortgages to be split into a first and second mortgage loan, (ii) create one or more senior and subordinate notes, (iii) create multiple components of the Notes (and allocate or reallocate the principal balance of the Loans among such components) or (iv) otherwise sever membership interests (directly or indirectly) in Borrowers (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Administrative Agent determines; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loans (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loans immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Notes immediately prior to such modification. If requested by Administrative Agent, Borrowers (and Borrowers’ constituent members, if applicable) shall execute within ten (10) days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance.
12.11 Evidence of Indebtedness. The Notes may hereafter be split, severed and subdivided, by exchange for promissory notes of lesser denominations or otherwise, and, in such event, Borrowers shall promptly execute additional or replacement Notes. At no time shall the aggregate original principal amount of such replacement Notes exceed the maximum principal balance of the loan outstanding plus the amount of any Additional Advances which may be available hereunder as of the date of execution of such replacement Notes.
12.12 Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed that in whole or in part represent a renewal, extension, increase or rearrangement of the Loans.
12.13 Waivers. No course of dealing on the part of Administrative Agent or any Lender, their officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof.
12.14 Cumulative Rights. Rights and remedies of Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
12.15 Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.
12.16 Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to any Lender” or “satisfactory to Administrative Agent” shall mean in form and substance satisfactory to such

Lender or Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent”, “with Lender’s approval”, “with Administrative Agent’s consent” or “with Administrative Agent’s approval” shall mean such consent or approval at Lender’s or Administrative Agent’s, as the case may be, discretion, and the phrases “acceptable to Lender” or “acceptable to Administrative Agent” shall mean acceptable to Lender or Administrative Agent, as the case may be, at such party’s sole discretion.”
12.17 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
12.18 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
12.19 Promotional Material. Each Borrower authorizes Administrative Agent and each of the Lenders to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the Loans in general terms or in detail and Administrative Agent’s or such Lender’s participation in the Loans. All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by any Borrower shall be approved in writing by Administrative Agent and such Lender in advance of issuance.
12.20 Survival. All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loans and the release of the liens evidencing or securing the Loans, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to any of the Projects to any party, whether or not an Affiliate of any Borrower.
12.21 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWERS, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR ANY PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER THIS AGREEMENT.

12.22 Waiver of Punitive or Consequential Damages. None of Administrative Agent, the Lenders or Borrowers shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages that may be alleged as a result of the Loans or the transaction contemplated hereby, including any breach or other default by any party hereto.
12.23 Governing Law; Jurisdiction and Venue12.23.1 .
     12.23.1 THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY THE ADMINISTRATIVE AGENT AND LENDERS AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROJECT IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
     12.23.2 ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS MAY AT THE ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT THEY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF ADMINISTRATIVE AGENT, LENDERS AND BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT WILLIAM S. FRIEDMAN, HAVING AN ADDRESS AT C/O TARRAGON

CORPORATION, 1775 BROADWAY, 23RD FLOOR, NEW YORK, NEW YORK 10019, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWERS (A) SHALL GIVE PROMPT NOTICE TO THE ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (C) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
12.24 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Administrative Agent, the Lenders and Borrowers and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between any prior agreement or understanding between Administrative Agents, the Lenders and Borrowers and this Agreement or any of the other Loan Documents, the terms of this Agreement and the other Loan Documents shall control.
12.25 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
12.26 Contest of Certain Claims. Any Borrower may contest the validity of Taxes or any mechanic’s or materialman’s lien asserted against its Project(s) so long as (1) such Borrower notifies Administrative Agent that it intends to contest such Taxes or liens, as applicable, (2) such Borrower provides Administrative Agent with an indemnity, bond or other security reasonably satisfactory to Administrative Agent assuring the discharge of such Borrower’s obligations for such Taxes or liens, as applicable, including interest and penalties, (3) such Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which its Project(s) is scheduled to be sold for non-payment, (4) such Borrower promptly upon final determination thereof pays the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith, and (5) notwithstanding the foregoing, such Borrower shall immediately upon request of Administrative Agent pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the opinion of Administrative Agent, its Project(s) or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Administrative Agent may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established.
12.27 Assignments and Participations.
     12.27.1 Assignments by Borrower. No Borrower may assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and Administrative Agent.
     12.27.2 Assignments by the Lenders. Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent) and upon notice Borrowers; provided that:
     A. no such consent by Administrative Agent shall be required in the case of any assignment by any Lender to another Lender or an affiliate of such Lender or such other Lender;
     B. except to the extent Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an affiliate of a Lender) shall be in an amount at least equal to $10,000,000;
     C. each such assignment (including an assignment to another Lender or an affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;
     D. subject to the applicable Lender’s compliance with the provisions of clauses (B) and (C) above, Administrative Agent’s consent to an assignment shall not be unreasonably withheld, delayed or conditioned if (i) in the reasonable judgment of Administrative Agent, such assignment is made to a reputable institutional investor with substantial experience in real estate lending and originating mortgage loans similar to the Loans, and a financial net worth of at least $100,000,000, (ii) such assignment is first offered to Administrative Agent in accordance with the terms and conditions of a separate agency agreement among Administrative Agent and the Lenders, and (iii) the provisions of clause (E) have been satisfied; and
     E. upon execution and delivery by the assignee (even if already a Lender) to Borrowers and Administrative Agent of an Assignment and Acceptance pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith.
     12.27.3 Participations. A Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided that such Participant shall not have any rights or obligations under this Agreement or any Note or any other Loan Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender and the applicable Participant). All amounts payable by Borrowers to any Lender under Section 2.8 in respect of Loans held by it and its Commitment shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans and Commitment, and as if such Lender were funding each of such Loans and Commitment in the same way that it is funding the portion of such Loans and Commitment in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 12.2, requires the consent of each Lender.
     12.27.4 Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.27 (but without being subject thereto), any Lender may (without notice to Borrowers, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
     12.27.5 Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrowers or any of their Affiliates in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).
     12.27.6 No Assignments to Borrower or Affiliates. Anything in this Section 12.27 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Borrower or any of its Affiliates without the prior consent of each Lender.
13. LIMITATIONS ON LIABILITY
13.1 Limitation on Liability. Except as provided below, none of the Borrowers nor Tarragon shall be personally liable for amounts due under the Loan Documents (except Tarragon shall be personally liable under the Recourse Guaranties and the Hazardous Materials Indemnity Agreements). Each Borrower and Tarragon, however, shall be personally liable to Administrative Agent and the Lenders on a joint and several basis for any deficiency, loss or damage suffered by Administrative Agent or any Lender because of: (1) any Borrower’s or Tarragon’s commission of a criminal act, (2) the failure to comply with provisions of the Loan Documents prohibiting the sale, transfer or encumbrance of any Project, any other collateral, or any direct or indirect ownership interest in any Borrower; (3) the misapplication by any Borrower or any Borrower Party or Tarragon of any funds derived from any Project, including security deposits, insurance proceeds and condemnation awards in violation of this Agreement or any of the other Loan Documents; (4) the fraud or misrepresentation by any Borrower, Tarragon, or any Borrower Party made in or in connection with the Loan Documents or the Loans; (5) any Borrower’s collection of Rents more than one month in advance or entering into or modifying leases, or receipt of monies by any Borrower or any Borrower Party in connection with the modification of any Leases, in violation of this Agreement or any of the other Loan Documents; (6) any Borrower’s failure to apply proceeds of Rents or any other payments in respect of the Leases and other income of any Project or any other collateral when received to the costs of maintenance and operation of any Project and to the payment of taxes, lien claims, insurance premiums, Debt Service and other amounts due under the Loan Documents to the extent the Loan Documents require such proceeds to be then so applied; (7) any Borrower’s or Tarragon’s interference with Administrative Agent’s exercise of rights under the Assignment of Rents and Leases; (8) any Borrower’s or Tarragon’s failure to timely renew any letter of credit issued in connection with the Loans; (9) any Borrower’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting any Project; (10) damage or destruction to any Project caused by the acts or omissions of any Borrower, or any Borrower’s agents, employees, or contractors; (11) any Borrower’s failure to comply with its obligations with respect to environmental matters under Article 5; (12) any Borrower’s or Tarragon’s failure to pay for any loss, liability or expense (including attorneys’ fees) incurred by Administrative Agent or any Lender arising out of any claim or allegation made by any Borrower or Tarragon, their successors or assigns, or any creditor of such Borrower or Tarragon, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between any Borrower, Tarragon, Administrative Agent and any Lender; (13) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents; (14) the filing by any Borrower or Tarragon or any of their members, partners, or shareholders, or the filing against any of the preceding, of a petition under the United States Bankruptcy Code or similar state insolvency laws; (15) uninsured damage to any Project resulting from acts of terrorism; (16) the failure of any Borrower and/or Tarragon after Administrative Agent’s exercise of any of its remedies pursuant to Article 11 to cooperate with any laws, rules, regulation, or ordinances of any governmental authority governing or related to residential property; (17) the making of any claim by any Borrower, Tarragon, any Borrower Party or any other person or entity that the transactions contemplated by the Loans constitutes a “Fraudulent Conveyance” as such term is used in the United States Bankruptcy Code; (18) the failure of Borrowers to cause Net Cash Flow to be deposited in accordance with Section 3.1; (19) any losses or damages incurred by Administrative Agent or any Lender to the extent that, in Administrative Agent’s or such Lender’s reasonable judgment, such losses or damages would not have been incurred by Administrative Agent or such Lender if Administrative Agent and the Lenders had fully cross collateralized each of the Loans with respect to each Borrower pursuant to first and second mortgages from each Borrower in favor of Administrative Agent (on behalf of the Lenders) and guaranties by each of the Borrowers of all of the other Borrowers’ Loans, which guaranties are secured by second mortgages on each of the Projects of such guarantor or (20) any damage or loss suffered by

Administrative Agent or any Lender at any time as a result of or relating to the commingling of any of any Borrower’s funds with the funds of any other Borrower or Person (including, without limitation, Affiliates, partners, and managing members of any Borrower) including, without limitation, any losses or damages suffered by Administrative Agent or any Lender by a consolidation or a deemed consolidation of any Borrower with any other Borrower or any other Person under any bankruptcy or similar law or in connection with any bankruptcy-related purpose or any other purpose. None of the foregoing limitations on personal liability shall modify, diminish or discharge the personal liability of any Guarantor. Nothing herein shall be deemed to be a waiver of any right that Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Administrative Agent or such Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.
13.2 Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees, etc. Any obligation or liability whatsoever of Administrative Agent or any Lender that may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
14. ANTI-MONEY LAUNDERING AND INTERNATIONAL TRADE CONTROLS
14.1 Compliance with International Trade Control Laws and OFAC Regulations. Each Borrower represents, warrants and covenants to Administrative Agent and the Lenders that:
     14.1.1 It is not now nor shall it be at any time until the Loans are fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
     14.1.2 No Borrower Party, no Guarantor, and no Person who owns a direct interest in any Borrower is now nor shall be at any time until the Loans are fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
14.2 Borrowers’ Funds.
     14.2.1 Each Borrower represents, warrants and covenants to Administrative Agent and the Lenders that it has taken, and shall continue to take until the Loans are fully repaid, such measures as are required by law to assure that the funds invested in such Borrower and/or used to make payments on the Loans are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.
     14.2.2 Each Borrower further represents, warrants and covenants to Administrative Agent and the Lenders that, to the best of its knowledge after making due inquiry, no Borrower, nor any Borrower Party, nor any Guarantor, nor any holder of a direct interest in any Borrower, nor any Person providing funds to any Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United State would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.
14.3 Borrower Compliance with Patriot Act. Each Borrower represents and warrants that it is in compliance with any and all applicable provisions of the Patriot Act.
14.4 Cooperation with Administrative Agent. After the Closing Date, each Borrower agrees to cooperate with Administrative Agent and the Lenders, and to cause each Borrower Party and Guarantor to cooperate with Administrative Agent and the Lenders, in providing such additional information and documentation on such Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures and sources of funds as Administrative Agent and the Lenders deem necessary or prudent to enable Administrative Agent and the Lenders to comply with Anti-Money Laundering Laws as now in existence or hereafter amended. From time to time upon the written request of Administrative Agent and the Lenders, each Borrower shall deliver to Administrative Agent and the Lenders a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in such Borrower.
14.5 Additional Events of Default. If (l) any Borrower shall fail to comply with any of the provisions of this Article 14, or (2) any representation, warranty or covenant of such Borrower under this Article 14, or any representation, warranty or covenant made by any Person that proposes to become a partner, member or shareholder in any Borrower after the date of which this Agreement is made (an “Interest Holder”), shall be false, misleading or incorrect as of the date made, then Administrative Agent, in addition to all of its other rights and remedies hereunder, may declare that an Event of Default exists under this Agreement. Each Borrower shall notify Administrative Agent promptly of any change in facts or circumstances that causes any of the representations, warranties or covenants in this Article 14 to be untrue.
14.6 Representations and Warranties True and Correct. Each Borrower further represents, warrants and covenants that all evidence of such Borrower’s, each Borrower Party’s and each Guarantor’s identity provided to Administrative Agent is genuine, that all related information is accurate and that such Borrower has acquired and shall hold its interest in its Project(s) for its own account, risk and beneficial interest, without the obligation or intention to sell, distribute, assign or transfer all or any portion of such interest to any other Person.

14.7 Actions Taken Pursuant to Anti-Money Laundering Laws. If Administrative Agent reasonably believes that any Borrower, any Borrower Party, any Guarantor or any Interest Holder, may have the breached any of its representations, warranties or covenants set forth in this Article 14, Administrative Agent has the right (and may have the obligation under applicable law), with or without notice to any such Borrower, to (1) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; (2) withhold Loan advances and segregate assets constituting the Loans or any of such Borrower’s funds or assets deposited with or otherwise controlled by Administrative Agent pursuant to the Loan Documents; (3) decline any payment (or deposit such payment with an appropriate United States governmental authority or court) or decline any prepayment or consent request, and/or declare an Event of Default and immediately accelerate the Loans. Each Borrower agrees that it shall not assert any claim (and hereby waives any claim that it may now or hereafter have) against Administrative Agent, the Lenders or any of their affiliates, successors, assigns, or agents for any form of damages as a result of any of the foregoing actions, regardless of whether Administrative Agent’s reasonable belief is ultimately demonstrated to be accurate.
15. THE ADMINISTRATIVE AGENT
15.1 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 15.5 and the first sentence of Section 15.6 shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):
     15.1.1 shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;
     15.1.2 shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Borrower or any other Person to perform any of its obligations hereunder or thereunder; and
     15.1.3 shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 15.5.
Administrative Agent may employ agents and attorneys-in-fact, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys-in-fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent.
15.2 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
15.3 Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Default or Event of Default unless Administrative Agent has received notice from a Lender or a Borrower specifying such Potential Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that Administrative Agent receives such a notice of the occurrence of a Potential Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall (subject to Section 15.7) take such action with respect to such Potential Default or Event of Default and other matters relating to the Loans as shall be directed by the Lenders in accordance with a separate agreement entered into by Administrative Agent and the Lenders.
15.4 Rights as a Lender. With respect to Administrative Agent’s Commitment and the Loans made by it, Administrative Agent (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent (and any successor acting as Administrative Agent) and its affiliates (including Administrative Agent) may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with any Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and Administrative Agent and its affiliates (including Administrative Agent may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
15.5 Standard of Care; Indemnification. In performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as Administrative Agent normally exercises in connection with real estate loans in which no syndication or participations are involved, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrowers under the Loan Documents or otherwise. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 12.5, but without limiting the obligations of Borrowers under Section 12.5) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrowers are obligated to pay under Section 12.5, but excluding, unless a Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.
15.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and their Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 15.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrowers of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect any Project or the books of any Borrower or any of their Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its affiliates.
15.7 Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 15.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
15.8 Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrowers. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a financial institution that has (a) an office in New York, New York with a combined capital and surplus of at least $500,000,000 and (b) knowledge and experience comparable to the resigning Administrative Agent’s knowledge and experience in the servicing of loans similar to the Loans hereunder. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring

Administrative Agent’s giving of notice of resignation of the retiring Administrative Agent, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (ii) the Majority Lenders shall perform the duties of Administrative Agent (and all payments and communications provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly) until such time as the Majority Lenders appoint a successor agent as provided for above in this Section 15.8. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 15.8). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 15 and Section 12.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
16. MULTIPLE OBLIGORS
16.1 Multiple Mortgages and Notes. Each Borrower acknowledges, represents and warrants the following:
     16.1.1 Amounts of Notes. The amounts of the Notes executed by the respective Borrowers represent a reasonable allocation of the Loans among the various Borrowers, taking into account the value of the assets of each Borrower.
     16.1.2 Disbursement and Direct Benefit. Each Borrower’s allocable share of the Loans has been or, in accordance with this Agreement will be, disbursed to such Borrower or to creditor(s) of such Borrower on account of reduction of such Borrower’s indebtedness to such creditor(s). The principal amount outstanding under each Borrower’s Note represents direct benefit received by such Borrower on account of the Loans.
     16.1.3 Inducement. The Lenders have been induced to make the Loans to Borrowers in part based upon the assurances by each Borrower that each Borrower desires the Notes and Mortgages to be honored and enforced as separate obligations of each Borrower, should Administrative Agent and the Lenders desire to do so.
     16.1.4 Separate Foreclosures. Each Borrower desires and intends that the Notes and Mortgages executed by it may be enforced (by foreclosure or otherwise) separately from the Notes and Mortgages executed by the other Borrowers.
     16.1.5 Combined Liability. Notwithstanding the foregoing, the Loans constitute the joint and several obligation of each and every Borrower, and Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans against any one or more Borrowers. However, due to the operation of Section 13.1, each Borrower acknowledges that as a practical matter the amount of any Borrower’s liability with respect to the Loans cannot exceed the value of such Borrower’s assets and thus the Loans cannot render any Borrower insolvent.

     16.1.6 Separate Exercise of Remedies. Subject to Section 13.1 and any limitations set forth in the Mortgages, Administrative Agent (on behalf of the Lenders) may exercise remedies against each Borrower and its property separately, whether or not Administrative Agent exercises remedies against any other Borrower or its property. Administrative Agent may enforce one or more Borrowers’ obligations without enforcing the other Borrowers’ obligations. Any failure or inability of Administrative Agent to enforce one or more Borrowers’ obligations shall not in any way limit Administrative Agent’s right to enforce the obligations of any other Borrower. If Administrative Agent forecloses or exercises similar remedies under any one or more Mortgage(s), then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Note(s) or Guaranties actually secured by such Mortgage(s) under the applicable state law. If Administrative Agent accepts a deed in lieu of foreclosure of any one or more Projects from one or more Borrowers, then such acceptance shall not be deemed to diminish any other Borrower’s liability for the full amount of the Loans and such Borrower’s other liabilities under this Agreement and the other Loan Documents, except to the extent that Administrative Agent and the Lenders otherwise agree in writing.
     16.1.7 Second Mortgages. Borrowers and the Lenders acknowledge that the Second Mortgage executed by each Borrower is intended to secure the obligations of such Borrower under the Secured Guaranty executed by such Borrower in an amount equal to the amount of all Loans, other than the Loans represented and evidenced by the Notes executed by such Borrower and secured by the related First Mortgage of such Borrower. Notwithstanding the foregoing, at Borrowers’ request, Administrative Agent and the Lenders have agreed that certain Second Mortgages shall secure an amount (the “Apportioned Amount”) less than the amount of all Loans other than the Loans represented and evidenced by the Notes executed by such Borrower and secured by the related First Mortgage of such Borrower. With respect to each Second Mortgage securing an Apportioned Amount and notwithstanding the Principal Repayment Allocations, each Borrower agrees that all amounts received by Administrative Agent and the Lenders which are required or otherwise applied to payment of the principal amount of the Loans shall first be applied to the principal amount of all Loans other than those comprising any part (or all) of the Apportioned Amount (the “Excess Obligations”), and only when the Excess Obligations have been paid in full shall subsequent payments in respect of the principal amount of the Loans be credited against the Apportioned Amount.
16.2 Waivers
     16.2.1 General. Subject to Section 12.2 hereof, without notice to, or consent by, any Borrower, and in Administrative Agent’s sole and absolute discretion and without prejudice to any Lender or in any way limiting or reducing each or any Borrower’s liability for all of its obligations under this Agreement and the other Loan Documents, Administrative Agent may: (a) grant extensions of time, renewals or other indulgences or modifications to any Borrower(s) or any other party under any of the Loans Document(s), (b) agree with Borrowers to change the rate of interest under the Loans, (c) agree with Borrowers to change, amend or modify any Loan Document(s), (d) to the extent permitted under the Loan Documents following an Event of Default, sell, exchange, release or exercise remedies with respect to any or all collateral, (e) accept or reject additional collateral for the Loans or any portion thereof, (f) discharge or release any party or parties liable under the Loan Documents, (g) foreclose or otherwise realize on any collateral, or attempt to foreclose or otherwise realize on any collateral, whether such attempt is successful or unsuccessful, and whether such attempt relates to some or all or only some portion of the collateral, (h) accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy, insolvency or similar proceeding, (i) make other or additional loans to any Borrower(s) in such amount(s) and at such time(s) as Administrative Agent may determine, and (j) credit payments in such manner and order of priority to principal, interest or other obligations as Administrative Agent may determine in its discretion, except as otherwise provided in this Agreement. Without limiting the generality of the foregoing, except as might be provided in this Agreement to the contrary, each or any Borrower’s liability for the Loans shall continue even if Administrative Agent and any other Borrower(s) alter any obligations under the Loan Documents in any respect or Administrative Agent’s (or any Borrower’s) remedies or rights against any Borrower are in any way impaired or suspended without any Borrower’s consent. If Administrative Agent performs any of the actions described in this Section 16.2.1, then every Borrower’s liability shall continue in full force and effect even if Administrative Agent’s actions impair, diminish or eliminate any Borrower’s subrogation, contribution or reimbursement rights (if any) against any other Borrower.
     16.2.2 Waivers of Rights and Defenses. Each Borrower waives any right to require Administrative Agent to (a) proceed against any particular Borrower(s) or any particular Project(s) or other collateral or in any particular order of realization, (b) proceed against or exhaust any Project(s) or other collateral, or (c) pursue any other right or remedy. Each Borrower agrees that Administrative Agent may proceed against each or any Borrower with respect to the obligations of such Borrower under this Agreement and the other Loan Documents without taking any actions against any other Borrower(s) and without proceeding against or exhausting any Project(s) or other collateral. Each Borrower agrees that Administrative Agent (on behalf of the Lenders) may unqualifiedly exercise (or refrain from exercising) in its sole discretion any or all rights and remedies available to it against any Borrower without impairing Administrative Agent’s rights and remedies in enforcing the obligations of any Borrower under this Agreement or the other Loan Documents, under which every Borrower’s liabilities shall remain independent and unconditional. Each Borrower agrees and acknowledges that Administrative Agent’s exercise of certain of such rights or remedies may affect or eliminate such Borrower’s right of subrogation or recovery (if any) against any or all of the other Borrowers and that such Borrower may incur a partially or totally non-reimbursable liability in performing its obligations under the Loan Documents. Without limiting the generality of any other waivers in this Agreement, each Borrower expressly waives any statutory or other right that such Borrower might otherwise have to require Administrative Agent to exhaust the collateral (or collateral held with respect to other Borrower(s)) before Administrative Agent may proceed against the collateral owned by such Borrower.
     16.2.3 Additional Waivers. Each Borrower waives diligence and all demands, protest, presentments and notices of every kind or nature except notices of default, notices to cure and notices that, in any of the foregoing cases, are either required by law or by the Loan Documents, including notices of protest, dishonor, nonpayment, acceptance of the obligations of such Borrower under this Agreement and the other Loan Documents and the creation, renewal, extension, modification or accrual of any such obligations. No failure or delay on Administrative Agent’s or any Lender’s part in exercising any power, right or privilege under the Loan Documents shall impair or waive any such power, right or privilege.

16.3 Full Knowledge. Each Borrower acknowledges, represents and warrants that such Borrower has had a full and adequate opportunity to review the Loan Documents, the transaction contemplated by the Loan Documents and all underlying facts relating to such transaction. Each Borrower represents and warrants that such Borrower fully understands: (a) the remedies Administrative Agent (on behalf of the Lenders) may pursue against such Borrower and each other Borrower in the event of a default under the Loan Documents, (b) the value (if any) of any collateral, and (c) such Borrower’s and each other Borrower’s financial condition and ability to perform under the Loan Documents. Each Borrower agrees to keep itself fully informed regarding all aspects of such Borrower’s and each other Borrower’s financial condition and the performance of such Borrower’s and each other Borrower’s obligations under this Agreement and the other Loan Documents. Each Borrower agrees that neither Administrative Agent nor any Lender has any duty, whether now or in the future, to disclose to any Borrower any information pertaining to such Borrower, any collateral or any other Borrower.
16.4 Deferral of Reimbursement. Each Borrower waives any right to be reimbursed by any other Borrower for any payment(s) made by such Borrower or from such Borrower’s property on account of the obligations of any Borrower under this Agreement or any other Loan Document, unless and until all such obligations under the Loan Documents then required to be performed have been paid and performed (as applicable) in full. Each Borrower acknowledges that such Borrower has received adequate consideration for execution of the Loan Documents to which such Borrower is a party by virtue of Lenders’ making the Loans (which benefit each and every Borrower). No Borrower requires or expects, and no Borrower is entitled to, any other right of reimbursement against any other Borrower as consideration for entering into the Loan Documents to which such Borrower is a party.
16.5 Deferral of Subrogation and Contribution.
     16.5.1 Deferral. Each Borrower agrees it shall have no right of subrogation against any Lender or any other Borrower, no right of subrogation against any collateral, and no right of contribution against any other Borrower unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Administrative Agent or any Lender under) any applicable law, including any bankruptcy or insolvency law; and (b) all amounts then owed under the Loan Documents have been paid in full and all other performance required under the Loan Documents has been rendered in full to Administrative Agent and the Lenders (such deferral of Borrowers’ subrogation and contribution rights, the “Subrogation Deferral”).
     16.5.2 Effect of Invalidation. To the extent that a court of competent jurisdiction determines that any Borrower’s Subrogation Deferral is void or voidable for any reason, such Borrower agrees that such Borrower’s rights of subrogation against Administrative Agent and the Lenders or any other Borrower(s) and such Borrower’s right of subrogation against any collateral shall at all times be junior and subordinate to Administrative Agent’s and the Lenders’ rights against all Borrowers and Administrative Agent’s and the Lenders’ right, title and interest in such collateral.
16.6 Lender’s Disgorgement of Payments. Upon payment of all or any portion of the Loans, every Borrower’s obligations under the Loan Documents shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any bankruptcy, insolvency or similar proceeding or otherwise, avoided or recovered directly or indirectly from Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, irrespective of (a) any notice of revocation given by such Borrower prior to such avoidance or recovery, or (b) payment in full of the Loans. Each Borrower’s liability under the Loan Documents shall continue until all periods have expired within which Administrative Agent or the Lenders could (on account of bankruptcy or insolvency proceedings, whether or not then pending, affecting any Borrower or any other person) be required to return or repay any amount paid at any time on account of the Loans. If, in any such proceeding, any party seeks to require Administrative Agent or any Lender to disgorge or repay any payments previously made by any Borrower to Administrative Agent or any Lender, then such Borrower and/or every Borrower shall jointly and severally be obligated to pay Administrative Agent or such Lender, within ten (10) days after such written request, an amount equal to the amount adjudicated to be disgorged or repaid.
[Signature Pages Follow]

EXECUTED as of the date first written above.

LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:

Name:

Title:

Lending Office for Libor-based and Alternate Base Rate Loans:

General Electric Capital Corporation
125 Park Avenue
New York, New York 10017
Attention: Asset Manager
Telecopier No.: (212) 573-9733

Lending Office:

General Electric Capital Corporation
125 Park Avenue
New York, New York 10017
Attention: Asset Manager
Telecopier No.: (212) 573-9733

BORROWERS

TARRAGON HUNTSVILLE APARTMENTS, L.L.C., an Alabama limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

WEST DALE NATIONAL ASSOCIATES, L.P., a Texas limited partnership

By:	Vintage National, Inc., a Texas corporation, its General Partner

By:

Kathryn Mansfield Executive Vice President and Secretary

MANCHESTER TARRAGON, LLC, a Connecticut limited liability company

By:	Woodcreek Garden Apartments, a California limited partnership, its Managing Member

	By:	TRI Woodcreek, Inc., a Nevada corporation, its General Partner

By:

Kathryn Mansfield
Executive Vice President and Secretary

AUTUMN RIDGE APARTMENTS, LLC, a Connecticut limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

DOGWOOD HILLS APARTMENTS, LLC, a Connecticut limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

FOREST PARK TARRAGON, LLC, a Connecticut limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

ANSONIA ACQUISITIONS I, LLC, a Connecticut limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

HAMDEN CENTRE APARTMENTS, LLC, a Connecticut limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

ANSONIA LIBERTY, LLC, a Connecticut limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

OCEAN BEACH APARTMENTS, LLC, a Connecticut limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

DANFORTH APARTMENT OWNERS, L.L.C., a Florida limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

HERON COVE NATIONAL, INC., a Florida corporation

By:

Kathryn Mansfield Executive Vice President and Secretary

PLANTATION BAY APARTMENTS, L.L.C., a Florida limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

TARRAGON SAVANNAH I, L.L.C., a Georgia limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

TARRAGON SAVANNAH II, L.L.C., a Georgia limited liability company

By:	Ansonia MezzCo, LLC, a Delaware limited liability company, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

HEATHER LIMITED PARTNERSHIP, a Maryland limited partnership

By:	Vintage National, Inc., a Texas corporation, its General Partner

By:

Kathryn Mansfield Executive Vice President and Secretary

SUMMIT / TARRAGON MURFREESBORO, L.L.C., a Tennessee limited liability company

By:	Stewart Square National, Inc., a Nevada corporation, its Managing Member

By:

Kathryn Mansfield Executive Vice President and Secretary

VINTAGE LEGACY LAKES NATIONAL, L.P., a Texas limited partnership

By:	Vintage National, Inc., a Texas corporation, its General Partner

By:

Kathryn Mansfield Executive Vice President and Secretary

ADMINISTRATIVE AGENT:	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:

Name:

Title:

EXHIBIT A
LEGAL DESCRIPTION OF THE PROJECTS
[To be attached]

EXHIBIT B
LOCATION OF THE PROJECTS

Property Name	Property Address	State	County
Autumn Ridge	90 Gerrish Avenue East Haven, CT 06512	CT	New Haven

Dogwood Hills	200 Evergreen Avenue Hamden, CT 06518	CT	New Haven

Forest Park Apartments	108D West Street Rocky Hill, CT 06067	CT	Hartford

Groton Towers	39 Broad Street Extension Groton, CT 06340	CT	New London

Hamden Center	169 School Street Hamden, CT 06518	CT	New Haven

Lakeview Apartments	440 Meriden Road Waterbury, CT 06705	CT	New Haven

The Liberty Building	152 Temple Street New Haven, CT 06510	CT	New Haven

Ocean Beach Apartments (fka Sandalwood)	5 Nob Hill Road New London, CT 06320	CT	New London

Parkview Apartments	270 Spring Street #5 Naugatuck, CT 06770	CT	New Haven

Sagamore Hill	1151-1189 Washington St., B-2 Middletown, CT 06457	CT	Middlesex

Nutmeg Woods	84 Hawthorne Drive New London, CT 06320	CT

Woodcliff Estates	181 Nutmeg Lane East Hartford, CT 06118	CT	Hartford

200 Fountain-Exec House	216 Fountain Street New Haven, CT 06516	CT	New Haven

278 Main Street-Giannotti	278 Main Street West Haven, CT 06516	CT	New Haven

Lofts at the Mills	210 Pine Street Manchester, CT 06040	CT	Hartford

91 Elm Street Manchester, CT 06040

Property Name	Property Address	State	County
Club at Danforth	3701 Danforth Drive Jacksonville, FL 32224	FL	Duval

Vintage at Madison Crossing	7584 Old Madison Pike Huntsville, AL 35806	AL	Madison

Heather Hill	5837 Fisher Road Temple Hills, MD 20748	MD	Prince George’s

The Links at Georgetown	Phase I & II 450 Al Henderson Blvd. Savannah, GA 31419	GA	Chatham

River City Landing	2681 University Blvd. Jacksonville, FL 32211	FL	Duval

The Vintage at Legacy	3700 Legacy Drive Frisco, TX 75034	TX	Collin

The Vintage at Plantation Bay	7740 Plantation Bay Drive Jacksonville, FL 32244	FL	Duval

Vintage at the Parke (fka Vintage @ Barfield)	261 Barfield Crescent Road Murfreesboro, TN 37129	TN	Rutherford

EXHIBIT C
FORM OF PROMISSORY NOTE
[To be attached]

EXHIBIT D
ALLOCATED LOAN AMOUNTS

				Total Allocated
Property	Note A	Note B	Note C	Loan Amount
Woodcliff Estates	$28,268,200	$6,117,053	$1,853,652	$36,238,905
Heather Hill	$27,538,134	$5,937,432	$1,799,22	$35,174,789
Lofts at the Mills	$23,212,566	$5,023,047	$1,522,135	$29,757,748
The Links at Georgetown	$21,994,861	$4,759,544	$1,442,286	$28,195,690
Whalers-Nutmeg	$20,760,387	$4,492,412	$1,361,337	$26,614,135
The Club at Danforth	$19,715,046	$4,266,207	$1,292,790	$25,274,043
The Vintage at Legacy	$18,992,842	$4,109,926	$1,245,432	$24,348,201
Ocean Beach Apartments	$17,799,880	$3,851,777	$1,167,205	$22,818,863
The Vintage at Plantation Bay	$16,927,223	$3,662,940	$1,109,982	$21,700,146
River City Landing	$14,182,058	$3,068,904	$929,971	$18,180,933
Vintage at the Park	$13,548,090	$2,931,718	$888,399	$17,368,207
The Liberty Building	$9,775,265	$2,115,303	$641,001	$12,531,569
200 Fountain-Exec. House	$9,641,704	$2,086,402	$632,243	$12,360,349
Vintage at Madison Crossing	$9,557,630	$2,068,208	$626,730	$12,252,568
Parkview Apartments	$9,220,275	$1,995,207	$604,608	$11,820,091
Forest Park Apartments	$9,043,518	$1,956,958	$593,018	$11,593,493
Sagamore Hills	$8,736,275	$1,890,473	$572,871	$11,199,619

				Total Allocated
Property	Note A	Note B	Note C	Loan Amount
Groton Towers	$6,867,451	$1,486,071	$450,325	$8,803,847
Autumn Ridge	$4,309,329	$932,511	$282,579	$5,524,418
Lakeview Apartments	$4,052,196	$876,869	$265,718	$5,194,783
278 Main Street-Giannotti	$3,832,599	$829,349	$251,318	$4,913,267
Hamden Centre	$3,795,835	$821,394	$248,907	$4,866,137
Dogwood Hills	$3,328,635	$720,295	$218,271	$4,267,201

EXHIBIT E
FORM OF ASSIGNMENT AND ACCEPTANCE
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Loan Agreement dated as of ___, 2005 (as amended and in effect on the date hereof, the “Agreement”), between THE BORROWERS LISTED ON SCHEDULE 1 ATTACHED HERETO, the Lenders named therein and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent for the Lenders. Terms defined in the Agreement are used herein with the same meanings.
          The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with (a) interest on the assigned Loans from and after the Assignment Date and (b) the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the Agreement and the Agency Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of (x) the Agreement and (y) the Agency Agreement and, in each case, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and the Agency Agreement.
          This Assignment and Acceptance is being delivered to the Administrative Agent together with, if the Assignee is not already a Lender under the Agreement, an administrative questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.27.2.E of the Agreement.
          This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
          The Assignor represents and warrants to the Assignee that the Assignor is the legal and beneficial owner of the Assigned Interest and has not created any adverse interest therein. The Assignor and the Assignee represent and warrant to each other that they are, respectively, authorized to execute and deliver this Assignment and Acceptance.

Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”)1:

Percentage Assigned of
Facility/Commitment
(set forth, to at
least 4 decimals, as a
percentage of the
Facility and the
aggregate Commitments
	Principal Amount	of all Lenders
	Assigned	thereunder
Current Outstanding
Loans Assigned:	$	%] [2]

Future Funding
Commitment:	$	%
[Fees Assigned (if any):]
The terms set forth above and below are hereby agreed to:

[NAME OF ASSIGNOR] , as Assignor
By:
Name:
Title:

[NAME OF ASSIGNEE] , as Assignee
By:
Name:
Title:

[1]	Must be at least five Business Days after execution hereof by all required parties.

[2]	Delete if no future advances are involved.

The undersigned hereby consents to the within assignment:3
[                                        ],
as Administrative Agent

By:
Name:
Title:

[3]	Consent to be included to the extent required by Section 12.27.2 of the Agreement.

EXHIBIT F
LIST OF MANAGEMENT AGREEMENTS

Project	Agreement
200 Fountain — Exec House	Management Agreement by and between West Dale National Associates, L.P. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of March 17, 2004

Plantation Bay	Management Agreement by and between Plantation Bay Apartments, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of June 28, 2000

Club at Danforth	Management Agreement by and between Danforth National Apartments, Ltd. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of August 1, 1999

Woodcliff Estates	Management Agreement by and between Ansonia Acquisitions I, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Sagamore Hills	Management Agreement by and between Ansonia Acquisitions I, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Nutmeg Woods	Management Agreement by and between Ansonia Acquisitions I, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Forest Park	Management Agreement by and between Forest Park Tarragon, LLC (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Dogwood Hills	Management Agreement by and between Dogwood Hills Apartments, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Parkview Apartment	Management Agreement by and between Ansonia Acquisitions I, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Ocean Beach	Management Agreement by and between Ocean Beach Apartments L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Liberty Building	Management Agreement by and between Ansonia Liberty, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Lakeview	Management Agreement by and between Ansonia Acquisitions I, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Hamden Centre	Management Agreement by and between Hamden Centre Apartments, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Project	Agreement
Vintage at Madison Crossing	Management Agreement by and between Tarragon Huntsville Apartments, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

Autumn Ridge	Management Agreement by and between Autumn Ridge Partners (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of December 4, 1997

Vintage at the Parke	Management Agreement by and between Summit/Tarragon Murfreesboro, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2003

River City	Management Agreement by and between Heron Cove National, Inc. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of June 1, 1999

Lofts at the Mills (Yarn Mills Apartments) (Weaver Mill Apartments)	Management Agreement by and between Manchester Tarragon, LLC (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of February 8, 2005 (Yarn Mills Apartments)
Management Agreement by and between Manchester Tarragon, LLC (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of February 8, 2005 (Weaver Mills Apartments)

The Links at Georgetown	Management Agreement by and between Tarragon Savannah II, L.L.C. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2002 Management Agreement by and between Tarragon Savannah, L.P. (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of May 4, 1999

Vintage at Legacy	Management Agreement by and between Vintage Legacy Lakes National, L.P. (“Owner”) and Pacific West Management, Inc. (“Manager”), dated as January 1, 2002

Heather Hill Apartments	Management Agreement by and between Heather Limited Partnership (“Owner”) and Sunchase American, Ltd. (“Manager”), dated as of January 1, 2002

Gianotti Apartments	Management Agreement by and between Manchester Tarragon, LLC (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of February 8, 2005

Groton Towers	Management Agreement by and between Ansonia Acquisitions I, LLC (“Owner”) and Tarragon Management, Inc. (“Manager”), dated as of January 1, 2005

EXHIBIT G
STRUCTURE CHART
[To be attached]

EXHIBIT H
RESERVED
(See Attached)

EXHIBIT I
FORM OF INTEREST RATE PROTECTION PLEDGE
(See Attached)

EXHIBIT J
DEFEASANCE
1. In accordance with Section 2.3.5 of this Agreement, Borrowers may obtain the release of one or more Projects (each a “Defeased Project”) from the lien of the applicable Mortgages relating to such Defeased Project upon the satisfaction of the following conditions precedent:
     (a) not less than thirty (30) days prior written notice to Administrative Agent specifying a regularly scheduled Payment Date (the “Release Date”) on which the Defeasance Deposit (hereinafter defined) is to be made;
     (b) the payment to Administrative Agent of interest accrued and unpaid on the principal balance of the Notes to and including the Release Date;
     (c) the payment to Administrative Agent of all other sums, not including scheduled interest or principal payments, due under the Notes, the Mortgages, the Assignments of Leases and Rents, and the other Loan Documents;
     (d) the payment to Administrative Agent of the Defeasance Deposit and a $5,000 non-refundable processing fee;
     (e) the delivery by the applicable Borrower to Administrative Agent (on behalf of the Lenders) of:
     (i) a security agreement in form and substance satisfactory to Administrative Agent, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of the applicable Borrowers with the Defeasance Deposit in accordance with this Exhibit J (the “Security Agreement”);
     (ii) a release of the Defeased Project from the lien of the applicable Mortgages (for execution by Administrative Agent (on behalf of the Lenders)) in a form appropriate for the jurisdiction in which the Defeased Project is located;
     (iii) an officer’s certificate of the applicable Borrower certifying that the requirements set forth in this paragraph (e) have been satisfied;
     (iv) an opinion of counsel in form and substance, and rendered by counsel satisfactory to Administrative Agent at the expense of the applicable Borrower, stating, among other things, that Administrative Agent (on behalf of the Lenders) has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by or on behalf of the applicable Borrower and pledged to Administrative Agent and as to enforceability of the Security Agreement and other documents delivered in connection therewith;
     (v) if required by the Rating Agencies and/or pooling and servicing agreement relating to the Secondary Market Transaction, evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to such defeasance for any securities issued in connection with a Secondary Market Transaction; and
     (vi) such other certificates, documents or instruments as Administrative Agent may reasonably request.
     (f) if the Loans have been sold in a Secondary Market Transaction, Administrative Agent shall have received an opinion of counsel acceptable to Administrative Agent in form satisfactory to Administrative Agent stating, among other things, that the substitution of collateral shall not cause the holder of the Loans to fail to maintain its status as a real estate mortgage investment conduit (REMIC); and
     (g) Administrative Agent shall have received a certificate from a nationally recognized independent certified public accountant acceptable to Administrative Agent, in form and substance satisfactory to Administrative Agent, certifying that the U.S. Obligations purchased with the Defeasance Deposit will generate sufficient sums to satisfy the obligations of the applicable Borrower under the Notes and this Exhibit J as and when such obligations become due.
In connection with the conditions set forth above, the applicable Borrower hereby appoints Administrative Agent as its agent and attorney in fact for the purpose of using the Defeasance Deposit to purchase or cause to be purchased U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Release Date upon which interest and principal payments are required under the Notes including the amounts due on the Maturity Date and in amounts equal to the scheduled payments due on such dates under the Notes plus Administrative Agent’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower (as defined below) during the remaining term of, and applicable to, the Loans (the “Scheduled Defeasance Payments”). The applicable Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Administrative Agent and applied to satisfy the obligations of such Borrower under the Notes and this Exhibit J.
2. Upon compliance with the requirements of this Exhibit J, the Defeased Project shall be released from the lien of the applicable Mortgages and the pledged U.S. Obligations shall be the sole source of collateral securing the Notes. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by the preceding paragraph and to otherwise satisfy the applicable Borrower’s obligations under this Exhibit J shall be remitted to the applicable Borrower with the release of the Defeased Project from the lien of the applicable Mortgages. In connection with such release, a successor entity meeting Administrative Agent’s Single Purpose Entity criteria, adjusted, as applicable, for the Defeasance contemplated by this Exhibit J (the “Successor Borrower”), shall be established by the applicable Borrower subject to Administrative Agent’s approval (or at Administrative Agent’s option, by Administrative Agent) and the applicable Borrower shall transfer and assign all of its obligations, rights and duties under and to the Notes together with the pledged U.S. Obligations to such Successor Borrower pursuant to an assignment and assumption agreement in form and substance satisfactory to Administrative Agent (the “Assignment Agreement”). Such Successor Borrower shall assume the obligations under the Notes and the Security Agreement and the applicable Borrower shall be relieved of its obligations thereunder, except that the applicable Borrower shall be required to perform its obligations pursuant to this Exhibit J, including maintenance of the Successor Borrower, if applicable. The applicable Borrower shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement pursuant to the Assignment Agreement. Notwithstanding anything in the relevant Mortgages to the contrary, no other assumption fee shall be payable upon a transfer of the Notes in accordance with this paragraph, but the applicable Borrower shall pay all costs and expenses incurred by Administrative Agent in connection with this Exhibit J, including Administrative Agent’s reasonable attorneys’ fees and expenses, cost and expenses in obtaining review and confirmation by the applicable Rating Agencies as required herein, and any administrative and tax expenses associated with or incurred by the Successor Borrower.
3. For purposes of this Exhibit J, the following terms shall have the following meanings:
     (a) The term “Defeasance Deposit” shall mean an amount equal to the Yield Maintenance Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Administrative Agent’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loans) and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Exhibit J.
     (b) The term “Yield Maintenance Amount” shall mean the amount which will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments; and
     (c) The term “U.S. Obligations” shall mean “Government Securities” as defined in the REMIC regulations, specifically, Treasury Regulation § 1.860G-2(a)(8)(i).

SCHEDULE 1
COMMITMENTS

				Total
Lender	A Note	B Note	C Note	Commitment
General Electric Capital Corporation	$321,442,000	$69,558,000	20,000,000	$411,000,000, with a Maximum Loan Amount not to exceed $391,000,000 at any time

SCHEDULE 2.1
ADVANCE CONDITIONS
Part A — Initial Advance
Part B — Conditions to Additional Advances
Part C — General Conditions to all Advances
Part D — Capital Improvements Advances
PART A. CONDITIONS TO INITIAL ADVANCE.
     The initial advance of the Loans shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following, at Borrowers’ cost and expense, each in form and content satisfactory to Administrative Agent in its sole discretion:
1. The Loan Documents, executed by Borrowers and, as applicable, each Guarantor.
2. The commitment fee for the Note A Loans and Note B Loans in the aggregate amount of $2,782,500 in cash.
3. The commitment fee for the Note C Loans in the amount of $150,000 in cash.
4. An ALTA (or equivalent) mortgagee policy or policies of title insurance in an amount equal to, for each Mortgage, the maximum Allocated Loan Amount(s) for the Project(s) in question assuming all Additional Advances are made (so long as a tie-in endorsement shall be available, otherwise in an amount equal to the Allocated Loan Amount(s) for the Projects in question assuming all Additional Advances are made). Each such policy shall be issued together with such reinsurance and endorsements as Administrative Agent may require, contain no exceptions to title (printed or otherwise) which are unacceptable to Administrative Agent, and insure that the applicable First Mortgage and Second Mortgage are first and second priority Liens, respectively, subject to Permitted Encumbrances on the applicable Project and related collateral. Without limitation, each such policy shall (a) be in the 1970 ALTA (revised 10-17-84) form or, if not available, ALTA 1992 form (deleting arbitration and creditors’ rights, if permissible) or, if not available, the form commonly used in the state where the property is located, insuring Administrative Agent (on behalf of the Lenders) or any and its successors and assigns; and (b) include the following endorsements and/or affirmative coverages: (1) ALTA 9 Comprehensive, (2) Survey, (3) ALTA 3.1 Zoning (with additional coverage for number and type of parking spaces), (4) Usury, (5) Doing Business, (6) Access, (7) Separate Tax Lot, (8) Environmental Protection Lien, (9) Subdivision, (10) Contiguity, (11) Tax Deed (as applicable), (12) Mortgage Recording Tax (as applicable), (13) Tie-In, (14) First Loss, (15) Last Dollar, (16) Variable Rate and (17) Multiple Foreclosure.
5. All documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for each Borrower and each Guarantor for the execution, delivery, and performance of the Loan Documents by each Borrower and each Guarantor.

6. Legal opinions issued by counsel for each Borrower and each Guarantor, opining as to the due organization, valid existence and good standing of each Borrower and each Guarantor, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to, each Borrower and each Guarantor; that the Loans, as reflected in the Loan Documents is not usurious; to the extent that Administrative Agent is not otherwise satisfied, that the Projects and their use are in full compliance with all legal requirements; that the Loan Documents do not create or constitute a partnership, a joint venture or a trust or fiduciary relationship between any Borrower and Administrative Agent; and as to such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify.
7. Current Uniform Commercial Code searches, and litigation, bankruptcy, tax lien and judgment reports as requested by Administrative Agent, with respect to each Borrower, each Borrower’s general partners, managing members, trustees, and principals, and the immediately preceding owner of each Project.
8. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Administrative Agent.
9. A current “as-built” survey of each Project, dated or updated to a date not earlier than thirty (30) days prior to the date hereof, certified to Administrative Agent and the Lenders and their successors and assigns and such title insurer, prepared by a licensed surveyor acceptable to Administrative Agent and the issuer of the title insurance, and conforming to Administrative Agent’s current standard survey requirements.
10. A current engineering report or architect’s certificate with respect to each Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards. As requested by Administrative Agent, such report shall also include an assessment of the Project’s tolerance for earthquake and seismic activity.
11. A current Site Assessment for each Project.
12. All appraisals, environmental reports, building condition reports and Site Assessments delivered to Administrative Agent and the Lenders prior to the execution of this Agreement shall be certified to Administrative Agent (on behalf of the Lenders and their successors and assigns) without modification or change thereto in the form reasonably requested by the Administrative Agent which may include certification to additional participants, co-lenders and/or investors in a Secondary Market Transaction.
13. A current rent roll of each Project, certified by the Borrower owning such Project. Such rent roll shall include the following information: (a) tenant names; (b) unit/suite numbers; (c) area of each demised premises and total area of such Project (stated in net rentable square feet); (d) rental rate (including escalations); (e) Lease term (commencement, expiration and renewal options); (f) expense pass-throughs; (g) cancellation/termination provisions; and (h) security deposit. In addition, each Borrower shall provide Administrative Agent with a copy of the standard Lease form to be used by such Borrower in leasing space in such Borrower’s Project(s), and, at Administrative Agent’s request, true and correct copies of all Leases of such Project(s).

14. A copy of the Management Agreement for each Project, certified by the Borrower owning the relevant Project as being true, correct and complete.
15. Borrowers’ deposit with Administrative Agent of the amount required by Administrative Agent to impound for taxes and assessments under Article 4 and to fund any other required escrows or reserves.
16. Evidence that each Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. At Administrative Agent’s request, Borrowers shall furnish Administrative Agent with a zoning endorsement to Administrative Agent’s title insurance policy, zoning letters from applicable municipal agencies, and utility letters from applicable service providers.
17. No change shall have occurred in the financial condition of any Borrower or any Guarantor or in the Net Operating Income of any Project, which would have, in Administrative Agent’s judgment, a material adverse effect on any Project or on any Borrower’s or any Guarantor’s ability to repay the Loans or otherwise perform its obligations under the Loan Documents.
18. No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any significant damage by fire or other casualty that has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Administrative Agent’s judgment, a material adverse effect on any Borrower, any Guarantor or any Project.
19. On the date of the Initial Advance, the annualized Adjusted Net Operating Income equals or exceeds $27,785,000; the Cash on Cash Return is at least 7.5%; the Debt Service Coverage is at least 1.22:1; and the LTV is not more than 85% (based on the lesser of actual or market occupancy), each as determined by Administrative Agent in its sole discretion.
20. All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loans or the acquisition of each Project have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent.
21. Borrowers’ unreturned cash investment in the (equity) is at least $27,500,000.
22. Payment of Administrative Agent’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s inspecting engineers, consultants, and outside counsel.
23. Amendments to the existing Loan Documents, and such other documents or items as Administrative Agent or its counsel reasonably may require.

24. The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.
25. No Potential Default or Event of Default shall have occurred or exist.
PART B. CONDITIONS TO ADDITIONAL ADVANCE
Additional Advances of the Loans following the initial advance shall be available only during the first four (4) Loan Years and are subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Administrative Agent in its sole discretion:
1. If, after giving effect to the Additional Advance and after giving effect to previous repayments of the Loans in connection with a Partial Release of a Project, and the Additional Advance occurs (a) during the first Loan Year, the Cash on Cash Return is at least 7.75%, the Debt Service Coverage is at least 1.30:1.00, and LTV is at least 85%, (b) during the second Loan Year, the Cash on Cash Return is at least 8.00%, the Debt Service Coverage is at least 1.35:1.00, and LTV is at least 83%, (c) during the third Loan Year, the Cash on Cash Return is at least 8.25%, the Debt Service Coverage is at least 1.40:1.00, and LTV is at least 81%, and (d) during the fourth Loan Year, the Cash on Cash Return is at least 8.50%, the Debt Service Coverage is at least 1.45:1.00, and LTV is at least 79%.
2. The Contract Rate for the Additional Advance shall be based on a Treasury Rate at the time of the funding of the Additional Advance plus one and one-half percent (1.5%). Borrowers may request Administrative Agent to rate lock prior to the actual funding date of any Additional Advance but such request will be subject to terms and conditions satisfactory to Administrative Agent in its sole discretion, including but not limited to: (a) Administrative Agent’s satisfaction as to the amount of any Additional Advance including Borrowers’ satisfaction of the conditions set forth in paragraph 1 above; (b) Borrowers shall have executed such documentation required by Administrative Agent setting forth the terms and conditions of such rate lock including, but not limited to (i) the term of the rate lock and (ii) the required amount to be deposited by Borrowers to Administrative Agent to cover Administrative Agent’s hedge losses and costs; and (c) Borrowers shall pay all of Administrative Agent’s out-of-pocket costs related to any such rate lock.
3. On the date that such Additional Advance is funded, Administrative Agent receives a payment which in an amount equal to 0.75% of the amount of the Additional Advance.
4. Administrative Agent shall have received from Borrowers with respect to the matters referred to in clauses 1. (a) statement of the Net Operating Income and Debt Service and (b) based on the foregoing statements of Net Operating Income and Debt Service, calculations of the Debt Service Coverage, Cash on Cash Return and LTV accompanied by an officer’s certificate that such statements, calculations and information are true, correct and complete in all material respects.
PART C. GENERAL CONDITIONS TO ALL ADVANCES
Each advance of the Loans following the initial advance shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Administrative Agent in its sole discretion:

1. There shall exist no Potential Default or Event of Default (currently and after giving effect to the requested advance).
2. The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct.
3. Such advance shall be secured by the Loan Documents, subject only to those exceptions to title approved by Administrative Agent at the time of Loan closing, as evidenced by title insurance endorsements satisfactory to Administrative Agent.
4. Borrowers shall have paid Administrative Agent’s costs and expenses in connection with such advance (including title charges, and costs and expenses of Administrative Agent’s inspecting engineer and attorneys).
5. No change shall have occurred in the financial condition of the Borrowers or any Guarantor, or in the Net Operating Income of the Projects, which would have, in Administrative Agent’s judgment, a material adverse effect on the Loans, the Projects, or any Borrower’s or any Guarantor’s ability to perform their respective obligations under the Loan Documents.
6. No condemnation or adverse, as determined by Administrative Agent, zoning or usage change proceeding shall have occurred or shall have been threatened against any Project; no Project shall have suffered any damage by fire or other casualty that has not been repaired or is not being restored in accordance with this Agreement; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would have, in Administrative Agent’s judgment, a material adverse effect on any Project or any Borrower’s or any Borrower Party’s ability to perform its obligations under the Loan Documents.
7. At the option of Administrative Agent (i) each advance request shall be submitted to Administrative Agent at least ten (10) Business Days prior to the date of the requested advance; and (ii) all advances shall be made at the New York office of Administrative Agent or at such other place as Administrative Agent may designate unless Administrative Agent exercises its option to make an advance directly to the Person to whom payment is due.
PART D. CAPITAL IMPROVEMENTS ADVANCES
Additional advances shall be made from the Capital Improvements Reserve no more than once per calendar month to finance capital improvements on the following terms and conditions:
1. Each request for such an advance shall specify the amount requested (in minimum amounts of $10,000 per month), shall be on forms satisfactory to Administrative Agent, and shall be accompanied by appropriate invoices, bills paid affidavits, lien waivers, title updates, endorsements to the title insurance, and other documents as may be required by Administrative Agent. Such advances may be made to the extent that there are available funds in the Capital Improvements Reserve at Administrative Agent’s election, either: (a) in reimbursement for expenses paid by a Borrower, or (b) for payment of expenses incurred and invoiced but not yet paid by a Borrower. Administrative Agent, at its option and without further direction from any Borrower, may disburse any improvements advance to the Person to whom payment is due or through an escrow satisfactory to Administrative Agent. Each Borrower hereby irrevocably directs and authorizes Administrative Agent so to advance the proceeds of the Capital Improvements Reserve, if any. Administrative Agent may, at the each Borrower’s expense, conduct an audit, inspection, or review of the Project(s) owned by such Borrower to confirm the amount of the requested improvements advance.
2. Each Borrower shall have submitted and Administrative Agent shall have approved (a) the improvements to be constructed at its Project(s), (b) the plans and specifications for such improvements, which plans and specifications may not be changed without Administrative Agent’s prior written consent, and (c) if requested by Administrative Agent, each contract or subcontract for an amount in excess of $25,000.00 for the performance of labor or the furnishing of materials for such improvements.
3. Each Borrower shall have submitted and Administrative Agent shall have approved the time schedule for completing the capital improvements for its Project(s). After Administrative Agent’s approval of any such detailed budget, such budget may not be changed without Administrative Agent’s prior written consent. If the estimated cost of the improvements for any Project exceeds the unadvanced portion of the amount allocated for such improvements at such Project in the approved budget, then the applicable Borrower shall provide such security as Administrative Agent may require to assure the lien-free completion of improvements before the scheduled completion date.
4. All improvements constructed by any Borrower prior to the date an improvements advance is requested shall be completed to the satisfaction of Administrative Agent and Administrative Agent’s engineer and in accordance with the plans and budget for such improvements, as approved by Administrative Agent, and all legal requirements.
5. In the event that any capital improvements advance is to be used to pay for tenant improvements under a commercial lease only, in addition to the other advance conditions herein, advance of funds shall also be conditioned upon: (i) the tenant being required to take occupancy of the subject space pursuant to a Lease; (ii) such tenant having accepted such space; (iii) such tenant having paid all Rent and other sums due under the Lease; and (iv) such tenant having executed and delivered to Administrative Agent a tenant estoppel certificate affirming all of the foregoing and such other matters as Administrative Agent may reasonably require.
6. No Borrower shall use any portion of any improvements advance for payment of any other cost except as specifically set forth in a request for advance approved by Administrative Agent in writing.
7. Each improvements advance, except for a final improvements advance, shall be in the amount of actual costs incurred less ten percent (10%) of such costs as retainage to be advanced as part of a final improvements advance.
8. Administrative Agent shall not under any circumstances be obligated to make any improvements advance ninety (90) days before the Maturity Date.
9. No funds will be advanced for materials stored at any Project unless the applicable Borrower furnishes Administrative Agent satisfactory evidence that such materials are properly stored and secured at such Project.

SCHEDULE 2
GUARANTIES
1.	Cross Collateralization Guaranty, dated as of November 30, 2005, by Tarragon Corporation.

2.	Guaranty of the Non-Recourse Exceptions, dated as of November 30, 2005, by Tarragon Corporation.

3.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Autumn Ridge Apartments, LLC.*

4.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Dogwood Hills Apartments, LLC.*

5.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Forest Park Tarragon, LLC.*

6.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Ansonia Acquisitions I, LLC.*

7.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Hamden Centre Apartments, LLC.*

8.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Ansonia Liberty, LLC.*

9.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Ocean Beach Apartments, LLC.*

10.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by West Dale National Associates, L.P.*

11.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Manchester Tarragon, LLC.*

12.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Danforth Apartment Owners, L.L.C.*

13.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Tarragon Huntsville Apartments, L.L.C.*

14.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Heather Limited Partnership.*

15.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Tarragon Savannah I, L.L.C.*

*	Secured Guaranties

16.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Tarragon Savannah II, L.L.C.*

17.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Heron Cove National, Inc.*

18.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Vintage Legacy Lakes National, L.P.*

19.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Plantation Bay Apartments, L.L.C.*

20.	Secured Cross Collateral Guaranty, dated as of November 30, 2005, by Summit/Tarragon Murfreesboro, L.L.C.*

21.	Unsecured Cross Collateral Guaranty, dated as of November 30, 2005, by Danforth Apartment Owners, L.L.C.

22.	Unsecured Cross Collateral Guaranty, dated as of November 30, 2005, by Heather Limited Partnership.

23.	Unsecured Cross Collateral Guaranty, dated as of November 30, 2005, by Heron Cove National, Inc.

24.	Unsecured Cross Collateral Guaranty, dated as of November 30, 2005, by Plantation Bay Apartments, L.L.C.

25.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Autumn Ridge Apartments, LLC and Tarragon Corporation.

26.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Dogwood Hills Apartments, LLC and Tarragon Corporation.

27.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Forest Park Tarragon, LLC and Tarragon Corporation.

28.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Ansonia Acquisitions I, LLC and Tarragon Corporation.

29.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Hamden Centre Apartments, LLC and Tarragon Corporation.

30.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Ansonia Liberty, LLC and Tarragon Corporation.

31.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Ocean Beach Apartments, LLC and Tarragon Corporation.

*	Secured Guaranties

32.	Environmental Indemnity Agreement, dated as of November 30, 2005, by West Dale National Associates, L.P. and Tarragon Corporation.

33.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Manchester Tarragon, LLC. and Tarragon Corporation.

34.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Danforth Apartment Owners, L.L.C. and Tarragon Corporation.

35.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Tarragon Huntsville Apartments, L.L.C. and Tarragon Corporation.

36.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Heather Limited Partnership. and Tarragon Corporation.

37.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Tarragon Savannah I, L.L.C. and Tarragon Corporation.

38.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Tarragon Savannah II, L.L.C. and Tarragon Corporation.

39.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Heron Cove National, Inc. and Tarragon Corporation.

40.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Vintage Legacy Lakes National, L.P. and Tarragon Corporation.

41.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Plantation Bay Apartments, L.L.C. and Tarragon Corporation.

42.	Environmental Indemnity Agreement, dated as of November 30, 2005, by Summit/Tarragon Murfreesboro, L.L.C. and Tarragon Corporation.

*	Secured Guaranties

SCHEDULE 2.3.5
MAKE WHOLE BREAKAGE AMOUNT DEFINITION
The “Make Whole Breakage Amount” means the sum of present value on the date of prepayment of each Monthly Interest Shortfall (as hereinafter defined) for the remaining term of the Loans discounted at the Discount Rate (as hereinafter defined).
The “Monthly Interest Shortfall” will be calculated for each monthly Payment Date and means the product of (1) the prepaid principal balance of the Loans divided by twelve (12), and (2) the positive result, if any, from (a) the Treasury Rates used to calculate the Note A Interest Rates and the Note B Interest Rates (plus a break contract fee of 20 basis points) minus (b) the Replacement Treasury Rate (as hereinafter defined).
The “Discount Rate” will be the monthly compounded Replacement Treasury Rate.
The “Replacement Treasury Rate” will be the yield calculated by linear interpolation (rounded to one-thousandth of one percent (i.e., .001%)) of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the prepayment date, of U.S. Treasury Constant Maturities with terms (one longer and one shorter) most nearly approximating the remaining Weighted Average Life of the Loans (as hereinafter defined) as of the prepayment date. In the event Release H.15 is no longer published, Administrative Agent shall select a comparable publication to determine the Replacement Treasury Rate.
The “Weighted Average Life of the Loans” will be determined as of the prepayment date by (1) multiplying the amount of each monthly principal payment that would have been paid had the prepayment not occurred by the number of months from the prepayment date to each Payment Date, (2) adding the results, and (3) dividing the sum by the balance remaining on the Loans on the prepayment date multiplied by twelve (12). If no monthly principal payments are required, the Weighted Average Life of the Loans shall be the remaining term of the Loans as of the prepayment date.

SCHEDULE 3.9.3
NORTHEAST PORTFOLIO PROJECTS

Property Name	Property Address	State	County
Autumn Ridge	90 Gerrish Avenue East Haven, CT 06512	CT	New Haven

Dogwood Hills	200 Evergreen Avenue Hamden, CT 06518	CT	New Haven

Forest Park Apartments	108D West Street Rocky Hill, CT 06067	CT	Hartford

Groton Towers	39 Broad Street Extension Groton, CT 06340	CT	New London

Hamden Center	169 School Street Hamden, CT 06518	CT	New Haven

Lakeview Apartments	440 Meriden Road Waterbury, CT 06705	CT	New Haven

The Liberty Building	152 Temple Street New Haven, CT 06510	CT	New Haven

Ocean Beach Apartments	5 Nob Hill Road New London, CT 06320	CT	New London

Parkview Apartments	270 Spring Street #5 Naugatuck, CT 06770	CT	New Haven

Sagamore Hill	1151-1189 Washington St., B-2 Middletown, CT 06457	CT	Middlesex

Nutmeg Woods	84 Hawthorne Drive New London, CT 06320	CT

Woodcliff Estates	181 Nutmeg Lane East Hartford, CT 06118	CT	Hartford

200 Fountain-Exec House	216 Fountain Street New Haven, CT 06516	CT	New Haven

278 Main Street-Giannotti	278 Main Street West Haven, CT 06516	CT	New Haven

Lofts at the Mills	210 Pine Street Manchester, CT 06040	CT	Hartford

Property Name	Property Address	State	County
	90 Elm Street Manchester, CT 06040		Hartford

SCHEDULE 4
PROJECTS

Property Name	Property Address	Owner
Autumn Ridge	90 Gerrish Avenue East Haven, CT 06512	Autumn Ridge Apartments, a Connecticut limited liability company

Dogwood Hills	200 Evergreen Avenue Hamden, CT 06518	Dogwood Hills Apartments, LLC, a Connecticut limited liability company

Forest Park Apartments	108D West Street Rocky Hill, CT 06067	Forest Park Tarragon, LLC, a Connecticut limited liability company

Groton Towers	39 Broad Street Extension Groton, CT 06340	Ansonia Acquisitions I, LLC, a Connecticut limited liability company

Hamden Center	169 School Street Hamden, CT 06518	Hamden Centre Apartments, LLC, a Connecticut limited liability company

Lakeview Apartments	440 Meriden Road Waterbury, CT 06705	Ansonia Acquisitions I, LLC, a Connecticut limited liability company

The Liberty Building	152 Temple Street New Haven, CT 06510	Ansonia Liberty, LLC, a Connecticut limited liability company

Ocean Beach Apartments (fka Sandalwood)	5 Nob Hill Road New London, CT 06320	Ocean Beach Apartments LLC, a Connecticut limited liability company

Parkview Apartments	270 Spring Street #5 Naugatuck, CT 06770	Ansonia Acquisitions I, LLC, a Connecticut limited liability company

Sagamore Hill	1151-1189 Washington St., B-2 Middletown, CT 06457	Ansonia Acquisitions I, LLC, a Connecticut limited liability company

Nutmeg Woods	84 Hawthorne Drive New London, CT 06320	Ansonia Acquisitions I, LLC, a Connecticut limited liability company

Woodcliff Estates	181 Nutmeg Lane East Hartford, CT 06118	Ansonia Acquisitions I, LLC, a Connecticut limited liability company

200 Fountain-Exec House	216 Fountain Street New Haven, CT 06516	West Dale National Associates, L.P., a Texas limited partnership

278 Main Street-Giannotti	278 Main Street West Haven, CT 06516	Manchester Tarragon, LLC, a Connecticut limited liability company

Property Name	Property Address	Owner
Lofts at the Mills	210 Pine Street Manchester, CT 06040	Manchester Tarragon, LLC, a Connecticut limited liability company

	91 Elm Street Manchester, CT 06040	Danforth Apartment Owners, L.L.C., a Florida limited liability company

Club at Danforth	3701 Danforth Drive Jacksonville, FL 32224	Tarragon Huntsville Apartments, L.L.C., an Alabama limited liability company

Vintage at Madison Crossing	7584 Old Madison Pike Huntsville, AL 35806	Heather Limited Partnership, a Maryland limited partnership

Heather Hill	5837 Fisher Road Temple Hills, MD 20748	Tarragon Savannah I, L.L.C. and Tarragon Savannah II, L.L.C., each a Georgia limited liability company

The Links at Georgetown	Phase I & II 450 Al Henderson Blvd. Savannah, GA 31419	Heron Cove National, Inc., a Florida corporation

River City Landing	2681 University Blvd. Jacksonville, FL 32211	Vintage Legacy Lakes National, L.P., a Texas limited partnership

The Vintage at Legacy	3700 Legacy Drive Frisco, TX 75034	Plantation Bay Apartments, L.L.C., a Florida limited liability company

The Vintage at Plantation Bay	7740 Plantation Bay Drive Jacksonville, FL 32244	Summit/Tarragon Murfreesboro, L.L.C., a Tennessee limited liability company

Vintage at the Parke (fka Vintage @ Barfield)	261 Barfield Crescent Road Murfreesboro, TN 37129	Dogwood Hills Apartments, LLC, a Connecticut limited liability company

SCHEDULE 5.3.4
LEAD BASED PAINT PROJECTS
1.	Hamden Centre

2.	200 Fountain

SCHEDULE 5.3.5
O&M PLAN PROJECTS
1.	200 Fountain-Executive House

2.	Autumn Ridge

3.	Dogwood Hills

4.	Forest Park

5.	Groton Towers

6.	Hamden Centre

7.	Heather Hill

8.	Lofts at the Mills

9.	Ocean Beach

10.	Parkview

11.	River City

12.	Sagamore Hills

13.	278 Main Street-Gianotti

14.	Nutmeg Woods

15.	Woodcliff Estates

16.	The Liberty Building

SCHEDULE 5.3.6
UST PROJECTS
1.	Groton Towers — tightness testing

2.	Ocean Beach — tightness testing

3.	Nutmeg Woods — tightness testing

4.	Forest Park — remove two (2) 55-gallon drums

SCHEDULE 5.3.7
PHASE II PROJECTS
1.	Parkview

SCHEDULE 9.14
REQUIRED REPAIRS

		Immediate	Capital
	# of	Repairs	Improvement
Property	Units	HoldBack	Holdback	Total

AUTUMN RIDGE	116	30,750		30,750

DOGWOOD HILLS	46	6,800		6,800

FOREST PARK APARTMENTS	161	63,123		63,123

GROTON TOWERS	114	7,000		7,000

HAMDEN CENTRE	65	6,250		6,250

LAKEVIEW APARTMENTS	88	1,500		1,500
THE LIBERTY BUILDING	123	—		—

OCEAN BEACH APARTMENTS	455	13,325		13,325

PARKVIEW APARTMENTS	160	9,420		9,420

SAGAMORE HILLS	212	9,000		9,000

WHALERS-NUTMEG	382	64,175		64,175

WOODCLIFF ESTATES	561	36,500		36,500

200 FOUNTAIN-EXEC HOUSE	166	6,250		6,250

278 MAIN STREET-GIANNOTTI	99	2,100		2,100

LOFTS AT THE MILLS	411	3,500	890,000	893,500
THE CLUB AT DANFORTH	288	—		—
VINTAGE AT MADISON CROSSING	178			—

HEATHER HILL	459	113,575		113,575
THE LINKS AT GEORGETOWN	360	—		—

RIVER CITY LANDING	352	821,955		821,955
THE VINTAGE AT LEGACY	320	—		—
THE VINTAGE AT PLANTATION BAY	240	—		—
VINTAGE AT THE PARK	278	—		—

Total	5,634	1,195,223	890,000	2,085,223
THE REQUIRED REPAIRS ARE DETAILED ON THE 24 PAGES ATTACHED HERETO, EACH ENTITLED “OPINIONS OF PROBABLE COSTS”. IN THE EVENT OF ANY CONFLICT BETWEEN THE AMOUNTS SET FORTH ON THE SCHEDULE ABOVE AND THE AMOUNTS SET FORTH IN THE ATTACHED “OPINIONS OF PROBABLE COSTS”, THE AMOUNTS SET FORTH IN THE SCHEDULE ABOVE SHALL BE CONTROLLING.

SCHEDULE 9.17
POST CLOSING OBLIGATIONS
1. Within thirty (30) days from the date hereof, obtain Subordination, Non-disturbance and Attornment Agreements in the form previously provided to Borrowers by Administrative Agent (with such modifications thereto as may be approved by Administrative Agent) from each laundry room lessee at the Projects.
2. Within thirty (30) days from the date hereof, obtain a new or updated ALTA/ACSM survey of the Project known as “210 Pine Street” in Connecticut, which survey shall contain a certificate substantially in the form delivered to Administrative Agent in connection with the surveys obtained by Administrative Agent with respect to the other Projects on the Closing Date and shall otherwise be in form and substance acceptable to Administrative Agent.
3. Within the statutorily prescribed period following its qualification to do business in the State of Alabama, cause to be filed with the Alabama Department of Revenue a PPT Alabama Business Privilege Tax Return and Annual Report for Ansonia MezzCo, a Delaware limited liability company.
4. Within thirty (30) days from the date hereof, obtain a revised ALTA/ACSM survey of the Project known as “Vintage at Plantation Bay” in Connecticut, which survey shall contain a certificate substantially in the form delivered to Administrative Agent in connection with the surveys obtained by Administrative Agent with respect to the other Projects on the Closing Date and shall otherwise be in form and substance acceptable to Administrative Agent.
5. Within sixty (60) days from the date hereof, cause to be release or terminated that certain UCC-1 Financing Statement No. 0002103119, naming Prudential Mortgage Capital Funding, LLC, filed with the Connecticut Secretary of State on November 6, 2001.